UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CONSOL ENERGY

AMERICA'S ENERGY STARTS HERE.

2018 PROXY STATEMENT

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317

Telephone (724) 485-3300

Annual Meeting of Stockholders – May 9, 2018

Dear Fellow Stockholder:

On behalf of the entire Board of Directors of CONSOL Energy Inc. (CEIX), we invite you to attend CEIX’s first Annual Meeting of Stockholders. The Annual Meeting will be held on May 9, 2018, at 8:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

You will be asked to vote on several items at the Annual Meeting, including the election of our Class I directors, ratification of the appointment of our independent registered public accounting firm, approval of our 2017 executive compensation program (the “say-on-pay vote”), and approval of the frequency with which we should conduct a say-on-pay vote. Detailed information about the director nominees, including their specific experience and qualifications, begins on page 23 of the proxy statement. Information about our independent registered public accounting firm begins on page 69 of the proxy statement. Our Compensation Discussion and Analysis, which explains our 2017 compensation decisions, begins on page 31 of the proxy statement. A summary of why we are seeking stockholder input on say-on-pay vote frequency is on page 72 of the proxy statement. We encourage you to read the proxy statement carefully for more information.

We achieved several operational, business and strategic milestones in 2017. We delivered new records for production and export sales from our Pennsylvania Mining Complex and a new record for throughput volume at our CONSOL Marine Terminal. We also succeeded in locking in ~32 million tons of sales commitments for 2018 and beyond, providing a solid foundation for achieving our objectives. On the strategic front, CEIX launched as an independent publicly traded pure play coal company on November 28, 2017. Although we are a brand new public company, our legacy of safety and compliance, and high productivity, go back 150+ years when the energy industry in the U.S. was in a nascent stage. Over this past year, we have put together a strong management team that is motivated to build upon this legacy and lead the industry in product margins and profitability. The timing of our launch is very exciting for several reasons: (a) the U.S. coal industry is recovering from a multi-year downturn, (b) our market strategy and low-cost assets are well positioned for further margin expansion as we capitalize on rising coal prices through innovative contracting strategies in the domestic market, and (c) with approximately 30% of our coal going into the export market and our ownership of CONSOL Marine Terminal, we have an opportunity to benefit from growing global demand.

Looking forward, our strategic priorities are very clear. We are focused on: (a) generating free cash flow, which will be used to reduce debt, de-risk our balance sheet and increase equity value, (b) returning capital to stockholders through dividends and buybacks as and when our debt covenants permit, (c) improving stockholder returns by being rate of return-driven in our capital allocation process, (d) identifying avenues to bring forward the value of our vast portfolio (approximately 1.6 billion tons) of undeveloped reserves, and (e) embracing technology and other productivity-enhancing techniques to safely and compliantly increase our product margins. Our goal is to deliver strong and consistent financial performance for our stockholders through the commodity cycles through return-focused capital allocation and operating a well-capitalized portfolio of assets safely and compliantly.

We are making our proxy materials for the Annual Meeting available to you via the Internet. We hope that this offers you convenience while allowing us to reduce the number of copies that we print.

Your vote is important to us. We hope that you will participate in the Annual Meeting, either by attending and voting in person or by voting as promptly as possible through the Internet, by telephone or by completing and mailing a proxy card (following the process as further described in the proxy statement). Detailed instructions on “How to Vote” begin on page 8.

If you plan to attend the Annual Meeting in person, please bring a valid government-issued photo identification. If your shares are held in the name of a bank, broker or other nominee, please also bring with you a letter (and a legal proxy if you wish to vote your shares) from your bank, broker or nominee confirming your ownership as of the record date.

Thank you for your investment in CEIX, and we hope you will be able to join us at this year’s Annual Meeting.

Sincerely,

William P. Powell Chairman of the Board	James A. Brock President & CEO

Notice of Annual Meeting of Stockholders

WHEN: May 9, 2018 at 8:00 a.m. (EST) WHERE: Hyatt Regency Pittsburgh International Airport Earhart Room 1111 Airport Boulevard Pittsburgh, Pennsylvania 15231	ITEMS OF BUSINESS:
	1.	To elect two Class I directors for a three-year term;
	2.	To ratify the appointment of Ernst & Young LLP as CEIX’s independent registered public accounting firm for the fiscal year ending December 31, 2018;
	3.	To approve, on an advisory basis, the compensation paid to our named executive officers in 2017, as reported in this Proxy Statement;
	4.	To approve, on an advisory basis, the frequency of future advisory votes on executive compensation; and
	5.	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

RECORD DATE: By resolution of the Board of Directors, we have fixed the close of business on March 12, 2018 as the record date for determining the stockholders of CEIX entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

INFORMATION ABOUT THE MEETING: We are delivering our proxy materials to stockholders via the Internet. On March 28, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to holders of record as of the record date, and posted our proxy materials on the website referenced in the Internet Notice. The Internet Notice explains how to access the proxy materials and our 2017 Annual Report, free of charge, through the website described in the Internet Notice. The Internet Notice and website also provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail for this meeting and on an ongoing basis. You may vote in person or through any of the acceptable means described in the Proxy Statement. Instructions on how to vote begin on page 8.

March 28, 2018

Martha A. Wiegand

General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Stockholders to be Held on May 9, 2018:

The Proxy Statement, 2017 Annual Report, Notice of Annual Meeting of Stockholders and related materials are available free of charge at www.edocumentview.com/CEIX or may be obtained by contacting the Investor Relations department at the address and phone number on page 6 of the Proxy Statement.

– 2018 Proxy Statement

Proxy Summary

 This Proxy Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting. On March 28, 2018,

 we mailed the Internet Notice to holders of record as of the record date, and posted our proxy materials on the website in the

 Internet Notice.

2018 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 9, 2018 8:00 a.m. (EST)

Place:	Hyatt Regency Pittsburgh International Airport Earhart Room 1111 Airport Boulevard Pittsburgh, Pennsylvania 15231

Record Date:	March 12, 2018

WE BECAME AN INDEPENDENT, PUBLICLY TRADED COAL COMPANY ON NOVEMBER 28, 2017

On November 28, 2017, we separated from our former parent company, CNX Resources Corporation (NYSE: CNX) (we sometimes refer to the combined company prior to the separation as “ParentCo”), and became an independent, publicly traded coal company through ParentCo’s pro rata distribution of all of our common stock to ParentCo’s stockholders.

In anticipation of the separation, we were originally formed as CONSOL Mining Corporation in Delaware on June 21, 2017, as a subsidiary of ParentCo, to hold all of ParentCo’s coal business, including its interest in the Pennsylvania Mining Complex (“PAMC”) operations, and certain related coal assets, including ParentCo’s ownership interest in CNX Coal Resources LP (now known as CONSOL Coal Resources LP) (“CCR”), which owns a 25% undivided interest stake in Pennsylvania Mining Complex, the CONSOL Marine Terminal and undeveloped coal reserves (Greenfield Reserves) located in the Northern Appalachian, Central Appalachian and Illinois basins and certain related coal assets and liabilities (the “coal business”).

The separation was completed on November 28, 2017. Following the separation:

•	ParentCo changed its name from CONSOL Energy Inc. to CNX Resources Corporation (NYSE: CNX) and continues as an independently traded oil and natural gas exploration and production company.

•	We changed our name to CONSOL Energy Inc. and now independently own and operate the coal business with our common shares listed for trading on the New York Stock Exchange under the ticker “CEIX”.

•	CNX Coal Resources LP changed its name to CONSOL Coal Resources LP and its ticker to NYSE: CCR. In addition, the general partner of CCR changed its name to CONSOL Coal Resources GP LLC.

The separation is described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2017. In addition, our Annual Report on Form 10-K describes our company and the assets and liabilities that comprise the coal business that we now own after completion of the separation. The 2018 Annual Meeting is our first Annual Meeting following the separation.

PROXY SUMMARY

PROPOSALS REQUIRING YOUR VOTE

Stockholders are being asked to vote on the following proposals at the Annual Meeting. Your vote is very important to us. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

Item	Proposal	Board Recommendation	Page
1	Election of Class I Directors	FOR EACH NOMINEE	22
	The election of two Class I director nominees, each to be elected for a three-year term ending in 2021.
2	Ratification of Appointment of Ernst & Young LLP	FOR	70
	The Audit Committee appointed Ernst & Young LLP as CEIX’s independent registered public accounting firm for fiscal year 2018. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of the independent registered public accounting firm.
3	Advisory Approval of 2017 Named Executive Officers’ Compensation	FOR	71
	CEIX’s executive compensation programs are designed to create a direct linkage between stockholder interests and management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.
4	Advisory Approval of the Frequency of Future Advisory Votes on Executive Compensation	FOR EVERY YEAR	72
	In accordance with rules of the Securities and Exchange Commission (the “SEC”), CEIX is required to provide its stockholders with the opportunity to cast an advisory vote to determine the frequency of future advisory stockholder votes on compensation paid to our named executive officers.

CURRENT BOARD OF DIRECTORS

The following table provides summary information about our current Board of Directors as of March 12, 2018. Both of our Class I directors, whose terms expire at the Annual Meeting, are nominees for election at the Annual Meeting, each for a three-year term ending in 2021.

Name	Age	Director Since	Occupation	Class/ Term Expiring	Independent	Current Committee Memberships
William P. Powell†	62	2017	Managing Partner of 535 Partners LLC	Class III 2020	Yes	• AC • NCG • HSE
James A. Brock	61	2017	President and Chief Executive Officer of CEIX	Class I 2018	No	• HSE
Alvin R. Carpenter	76	2017	Former Vice Chairman of CSX Corporation	Class I 2018	Yes	• CC • HSE††
John T. Mills	70	2017	Former Chief Financial Officer of Marathon Oil Corporation	Class III 2020	Yes	• AC†† • CC • HSE
Joseph P. Platt	70	2017	General Partner of Thorn Partners LP	Class II 2019	Yes	• CC†† • NCG • HSE
Edwin S. Roberson	73	2017	Former Chief Executive Officer of Christ Community Health Services	Class II 2019	Yes	• AC • NCG†† • HSE

AC	Audit Committee
CC	Compensation Committee
HSE	Health, Safety and Environmental Committee

NCG	Nominating and Corporate Governance Committee
†	Chairman of the Board
††	Committee Chair

2	– 2018 Proxy Statement

PROXY SUMMARY

BUSINESS/STRATEGIC 2017 HIGHLIGHTS

•	The Right Team. Established a senior executive team and Board of Directors that is experienced and can navigate and capitalize on the future opportunities in the mining space.

•	Strong Execution.

•	Remained committed to achieving best-in-class safety and compliance results and completed 2017 without any life-altering accidents.

•

Achieved a safety incident rate 30% lower than the Mine Safety and Health Administration (MSHA) national average, and a Significant & Substantial (S&S) Citation Rate 33% lower than the MSHA national average.

•

Successfully spun out our business as a publicly traded company which included issuing $300 million in senior notes and entering into (i) an $800 million credit facility, (ii) a revolving credit facility as lender with CCR for an aggregate principal amount of up to $275 million, and (iii) a $100 million securitization facility.

•	Finished fiscal year 2017 with approximately $154 million in cash on hand.

•	As of February 2018, we were greater than 95% contracted for 2018, 70% contracted for 2019 and 24% contracted for 2020, assuming an annual production rate of ~27 million tons going forward.

•

Coal average revenue per ton sold increased by 5.1% to $45.52 per ton and coal average cash margins per ton sold increased by 8.4% to $16.50 per ton as a result of strong cost controls and rising coal price realizations.*

•	Record Output.

•	Produced a record level at 26.1 million tons, the highest level in the Pennsylvania Mining Complex history.

•	Exported a record level of 14.3 million tons at our 100% owned CONSOL Marine Terminal.

•	Bottom Line. Generated net cash provided by operations of $248.1 million and $191.3 million of free cash flow.**

*	See reconciliation of average cash margins per ton sold (non-GAAP) to average revenue per ton sold (GAAP) in Appendix A to this Proxy Statement.

**	See reconciliation of free cash flow (non-GAAP) to net cash provided by operations (GAAP) in Appendix A to this Proxy Statement.

POST-SEPARATION COMPENSATION HIGHLIGHTS

New Compensation Philosophy

Our Compensation Committee adopted a philosophy to attract and retain key talent necessary for us to compete, and to incentivize senior executives with a pay-for-performance culture that aligns risk-taking with the sustainability and long-term financial health of our company.

LTIC Performance-based Restricted Stock Unit Awards

Our Compensation Committee and Board reviewed three performance-based long-term equity awards and approved vesting with respect to two of the three programs where performance met or exceeded target performance goals.

Spin Cash and Restricted Stock Unit Awards

Our Compensation Committee and Board authorized payment of cash spin awards and service-based equity awards in recognition of the extraordinary efforts displayed by senior management and other employees in critical roles who participated in completing the successful separation of CEIX from CNX.

– 2018 Proxy Statement	3

PROXY SUMMARY

Change in Control and Severance Agreements

Our Compensation Committee and Board approved severance and double trigger cash severance change in control (“CIC”) agreements providing for CIC and non-CIC severance in the event of involuntary termination of employment absent “cause.”

Independent Compensation Consultant	Our Compensation Committee selected an independent expert compensation consultant that reports directly to the Compensation Committee.
Governance Practices	Our Compensation Committee and Board adopted several good governance practices, including policies on anti-hedging, recoupment, stock ownership/holding and equity grant practices.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board and management are committed to strong corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust in our new public company. This Proxy Statement describes our governance framework, which includes the following highlights:

•

Independent Directors. A majority of our directors must be independent. Currently, all of our directors other than our President and Chief Executive Officer, are independent, and our Audit, Nominating and Corporate Governance, and Compensation Committees consist exclusively of independent directors.

•

Majority Voting Requirement. Our Amended and Restated Bylaws (the “bylaws”) require that any nominee for election to the Board who does not receive a majority of the votes cast in favor of that director’s election to the Board in an uncontested election must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation on the tendered resignation, and the Board then will accept or reject the offer of resignation within 90 days.

•

Five-Year Phase-Out of Classified Board. Our organizational documents include a five-year plan to phase-out our classified Board structure. This means that by 2023, all of our directors will be subject to annual re-election to the Board.

•

Independent Chairman; Lead Director. Currently, our Chairman of the Board is independent of management. In addition, in the event that our Chief Executive Officer would also serve as the Chairman, our corporate governance guidelines require a Lead Director position with specific responsibilities to ensure independent oversight of management.

•	Regular Meetings of Independent Directors. Our independent directors regularly meet in executive sessions with no members of management present.

•

Robust Strategy, Risk and Safety Oversight by Board and Committees. Our Board and committees have implemented a robust framework to actively oversee the strategy and risks relating to the operation and management of an independent, publicly traded coal company. In addition, our Board has a strong commitment to the safety of our workers and the environments in which we operate and has formed a separate Board level committee to oversee that value of CEIX.

•	Stock Ownership and Retention Guidelines. As further described on page 18, our Board has adopted stock ownership and retention guidelines that apply to the Board and our executive officers.

•

Proactive Stockholder Outreach. Our management team spent a significant amount of time meeting and speaking to our stockholder base before and after the separation date. We have initiated an integrated effort to interact and receive feedback from the proxy teams at our stockholder base to incorporate best governance, compensation, and oversight practices.

•

Sustainability. We provide transparency into our operations through the regular publishing of corporate responsibility reports. Through our former parent CNX, our operations have been covered in an annual Corporate Responsibility Report every year since 2012, and our first stand-alone Corporate Responsibility Report will be published in Summer 2018.

4	– 2018 Proxy Statement

PROXY SUMMARY

•

Strong Commitment to Robust Corporate Governance Practices. As a new public company, our Board is carefully working through and considering additional corporate governance practices to ensure that we have a strong corporate governance platform tailored to our company.

LEARN MORE ABOUT OUR COMPANY

You can learn more about our company by visiting our website, www.consolenergy.com.

– 2018 Proxy Statement	5

Information About the Annual

Meeting

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

CONSOL Energy Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317

Telephone (724) 485-3300

GENERAL: Proxies are being solicited by the Board to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 9, 2018, at 8:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

PROXY MATERIALS AND INFORMATION ABOUT THE MEETING: We mailed to all stockholders of record entitled to vote at the Annual Meeting the Internet Notice on or about March 28, 2018.

We are taking advantage of an SEC rule that allows companies to furnish their proxy materials via the Internet rather than in paper form. This rule allows a company to send some or all of its stockholders the Internet Notice regarding Internet availability of proxy materials. The Internet Notice contains instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials.

An electronic copy of this Proxy Statement, the 2017 Annual Report and the Notice of Annual Meeting of Stockholders are available at www.edocumentview.com/CEIX.

Copies of our 2017 Annual Report furnished to our stockholders do not contain copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2017. You can obtain copies of these exhibits electronically at the website of the SEC at www.sec.gov or by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The exhibits are also available as part of the Form 10-K for the year ended December 31, 2017 which is available on CEIX’s corporate website at www.consolenergy.com. Stockholders may also obtain copies of our Annual Report on Form 10-K for the year ended December 31, 2017, or the exhibits thereto, without charge by contacting our Investor Relations department at CONSOL Energy Inc., Investor Relations department, 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317, Telephone (724) 485-3300.

RECORD DATE AND QUORUM: The record date with respect to this solicitation is March 12, 2018. All holders of record of CEIX common stock as of the close of business on the record date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of the record date, CEIX had 28,068,321 shares of common stock outstanding. Each share of common stock is entitled to one vote. Stockholders do not have cumulative voting rights. In order to hold the Annual Meeting, a quorum representing the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy.

6	– 2018 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

PROPOSALS, BOARD RECOMMENDATION AND VOTE REQUIRED: Stockholders are being asked to vote on the following proposals at the Annual Meeting. The table below also outlines the Board’s recommendation on how to vote for each proposal and the vote required with respect to each proposal.

Item	Proposal	Board Recommendation	Vote Required
1	Election of Class I Directors Election of two Class I director nominees, each for a three-year term ending in 2021.	FOR EACH NOMINEE

Plurality of the votes cast.

Under this plurality vote standard, the director nominees who receive the highest number of “for” votes cast are elected as directors. Under our bylaws, if a director nominee does not receive a majority of the votes casts in favor of his or her election, then the director must tender his or her resignation to the Board.

2

Ratification of Appointment of Ernst & Young LLP

The Audit Committee appointed Ernst & Young LLP as CEIX’s independent registered public accounting firm for fiscal year 2018. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of the independent registered public accounting firm.

		FOR	Affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.
3

Advisory Approval of 2017 Named Executive Officers’ Compensation

CEIX’s executive compensation programs are designed to create a direct linkage between stockholder interests and management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.

		FOR	Affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.
4

Advisory Approval of the Frequency of Future Advisory Votes on Executive Compensation

In accordance with rules of the SEC, CEIX is required to provide its stockholders with the opportunity to cast an advisory vote to determine the frequency of future advisory stockholder votes on compensation paid to our named executive officers.

		FOR EVERY YEAR	The frequency (one, two or three years) receiving the most votes will be deemed the preference of the stockholders.

PROXIES AND VOTING: A proxy is your legal designation of another person to vote the CEIX common shares that you owned as of the record date. The person that you designate to vote your shares is called a “proxy” and when you designate someone to vote your shares in written document, that document is also called a “proxy” or “proxy card”. The Board has appointed several officers of the company to serve as proxies on the proxy card.

The proxies named by the Board intend, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

•	in favor of the election of those persons nominated as set forth in this Proxy Statement to serve as Class I directors of CEIX (Proposal No. 1);

•	in favor of the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of CEIX for the fiscal year ending December 31, 2018 (Proposal No. 2);

•	in favor of, on an advisory basis, the compensation paid to our named executive officers in 2017 (Proposal No. 3);

– 2018 Proxy Statement	7

INFORMATION ABOUT THE ANNUAL MEETING

•	in favor of, on an advisory basis, every one year as the frequency of future advisory votes on executive compensation (Proposal No. 4); and

•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Stockholders.

HOW TO VOTE: There are three ways for stockholders of record to vote by proxy:

•

VIA THE INTERNET: Stockholders who have received the Internet Notice by mail may submit proxies over the Internet by following the instructions on the Internet Notice. Stockholders who received a paper copy of a voting instruction form by mail from their bank, broker or other nominee may submit proxies over the Internet by following the instructions on the voting instruction form provided by their bank, broker or other nominee.

•

VIA TELEPHONE: Registered stockholders of record may submit proxies by telephone by calling 1-800-652-8683 and following the instructions. Stockholders must have the 15-digit control number that appears on their Internet Notice when voting. Stockholders who have received a voting instruction form by mail or e-mail from their bank, broker or other nominee may vote by phone by calling the number specified on the voting instruction form provided by their bank, broker or other nominee. Those stockholders should check the voting instruction form for telephone voting availability.

•

VIA MAIL: Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Stockholders of record may also vote in person at the Annual Meeting.

BENEFICIAL OWNERSHIP AND BROKER NON-VOTES: If you hold shares beneficially in street name, then you must provide your voting instructions to your bank, broker or other nominee. If you do not provide your bank, broker or other nominee with voting instructions, your shares may be treated as “broker non-votes.”

Generally, broker non-votes occur on a matter when a bank, broker or other nominee is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Banks, brokers or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as Proposal Nos. 1, 3, and 4, although they may vote their clients’ shares on “routine matters,” such as Proposal No. 2. In tabulating the voting result for any particular proposal, votes that are withheld or shares that constitute broker non-votes are not considered entitled to vote on that proposal and have no effect on the outcome. Abstentions have the same effect as votes against the matter, except in the case of Proposal Nos. 1 and 4, where abstentions would not have an effect on the outcome. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

REVOCATION OF PROXY: If you are the stockholder of record of shares of our common stock as of the close of business on the record date, you can revoke your proxy at any time before its exercise by:

•

sending a written notice to CEIX at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317, attention: Secretary, bearing a date later than the date of the proxy, that is received prior to the Annual Meeting, stating that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the Internet;

•	signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by CEIX prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction form, or contact your bank, broker or other nominee, in order to revoke your previously delivered

8	– 2018 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the stockholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Attendance at the Annual Meeting without a request to revoke a proxy will not by itself revoke a previously executed and delivered proxy.

ATTENDING THE MEETING IN PERSON: Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting in person. Because seating is limited, admission to the meeting will be on a first come, first served basis.

Registration will begin at 7:30 a.m. Eastern Time. Stockholders who attend may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the record date must be provided during check-in at the registration desk at the Annual Meeting.

If you require directions to the Annual Meeting, please contact CEIX’s Investor Relations department at (724) 485-3300.

PROXY SOLICITATION: All costs relating to the solicitation of proxies will be borne by CEIX. Georgeson LLC has been retained by CEIX to aid in the solicitation of proxies at an estimated cost of $9,000, plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. None of these directors, officers or employees will receive any additional or special compensation for soliciting proxies. Upon request, CEIX will reimburse banks, brokers and other nominees for their reasonable expenses in sending proxy materials to their customers who are beneficial owners of CEIX’s common stock.

SECRECY IN VOTING: As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidentially by CEIX. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual stockholder will not be disclosed except as may be necessary to meet applicable legal requirements.

– 2018 Proxy Statement	9

Board of Directors and

Compensation Information

Board of Directors and Its Committees

Board of Directors

The business and affairs of CEIX are managed under the direction of our Board. Our Board currently consists of six directors, who are divided into three classes with staggered terms. Under our Amended and Restated Certificate of Incorporation, Class I directors to be elected at the Annual Meeting will serve three-year terms expiring in 2021 and Class II directors to be elected at the 2019 annual meeting of stockholders will serve three-year terms expiring in 2022. Beginning with the 2020 annual meeting of stockholders, all directors to be elected at each annual meeting will be elected to serve one-year terms, such that by 2023, all directors will be subject to re-election annually, and the Board will no longer be classified.

We do not have a formal policy regarding directors’ attendance at our annual meetings of stockholders; however, all directors are encouraged to attend. All of CEIX’s directors are expected to attend the Annual Meeting.

Board Leadership Structure

Our Board currently is structured with separate Chairman and Chief Executive Officer positions. Our Corporate Governance Guidelines provide that the Board will determine whether to have a joint Chairman and Chief Executive Officer or separate these offices as part of the succession planning process when it elects a Chief Executive Officer or at other appropriate times. The Board believes that, following our recent separation from CNX, the most effective leadership structure for our company at this time is to have Mr. Powell serve as independent Chairman and Mr. Brock to serve as Chief Executive Officer. The Board believes these separate positions can facilitate Mr. Brock’s focus on the operation of our company and implementation of our strategy and business plans at this critical time, while ensuring effective oversight and focus by the Board on accountability of management, oversight and corporate governance matters impacting a newly public company.

The Board believes there is no single best leadership structure that is the most effective in all circumstances and may decide to combine the positions of Chairman and Chief Executive Officer in the future, if it deems appropriate and in the best interests of our company and stockholders. In such case, our Corporate Governance Guidelines provide that, upon the recommendation of the Nominating and Corporate Governance Committee, the Board will designate an independent member to serve as Lead Director, with duties and responsibilities including acting as liaison between the Chairman and the independent directors, presiding at meetings in the absence of the Chairman, including executive sessions, reviewing and approving with the Chairman meeting schedules and agendas and information necessary for each meeting, having authority to direct the Chief Executive Officer or Corporate Secretary to call a special meeting of the independent directors, and consulting directly with major stockholders as appropriate.

Determination of Director Independence

The New York Stock Exchange (NYSE) listing standards require a majority of our directors and each member of our Audit, Compensation and Nominating and Corporate Governance Committees to be independent. In January 2018, our Board evaluated the relevant relationships between each director or director nominee (and his immediate family members and affiliates) and CEIX, and affirmatively determined that each of our directors, other than Mr. Brock (who is the President and Chief Executive Officer of CEIX), had no material relationship with CEIX and is “independent” under the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the independence standards required for audit committee members under the NYSE listing standards and the SEC rules, and considered the additional factors under the NYSE rules relating to members of the Compensation Committee before determining that each of them is independent.

10	– 2018 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and Its Committees

Membership and Meetings of the Board of Directors and its Committees

In 2017, each of the incumbent directors attended all of:

•	the meetings held by our Board (during the period for which he or she was a director); and

•	the meetings held by all Board committees on which he or she served (during the period for which he or she served).

Committee membership as of March 28, 2018 and the number of meetings held during 2017 are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety and Environmental Committee
William P. Powell	Chairman	✓		✓	✓
James A. Brock	✓				✓
Alvin R. Carpenter	✓		✓		Chair
John T. Mills	✓	Chair	✓		✓
Joseph P. Platt	✓		Chair	✓	✓
Edwin S. Roberson	✓	✓		Chair	✓
No. of 2017 Meetings	2	2	1	1	1

During 2017, the non-management directors held two executive sessions of the Board. Mr. Powell, our Chairman who is an independent director, presided over these executive sessions.

– 2018 Proxy Statement	11

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and Its Committees

Board’s Role in Risk Management

THE BOARD

•  Assesses major risks facing CEIX and reviews options for risk mitigation with the assistance of the various committees; and

•  Monitors risks that have been delegated to a particular committee through reports provided by the respective committee chairpersons at each regularly-scheduled Board meeting.

Audit Committee

•  Assists the Board in its general oversight of, among other things, CEIX’s policies related to risk assessment and risk management and information technology security and risks;

•  Reviews and assesses the quality and integrity of our financial statements and public reporting, as well as compliance with legal and regulatory requirements; and

•  Reviews the performance and independence of our independent auditors and the performance of our internal audit function.

Nominating and Corporate Governance Committee

•  Oversees review of governance-related risks of CEIX;

•  Addresses governance associated with our Board structure by reviewing, among other matters, how the Board and the committees of the Board function; and

•  Ensures that our Board is composed of capable individuals who provide appropriate oversight and insight to our executive management team in light of CEIX’s business.

Health, Safety and Environmental Committee

•  Oversees CEIX’s monitoring and enforcement of its policies to protect the health and safety of employees, contractors, customers, the public and the environment and identifying, assessing, monitoring and managing the principal risks in CEIX’s business associated with health, safety, protection of the environment and security matters; and

•  Reviews material compliance issues with health, safety and environmental laws, and material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety, environmental or security matters and management’s response to the foregoing.

Compensation Committee

•  Reviews and comments on our succession planning; and

•  Oversees risk assessment in connection with our compensation programs, including assessing whether our compensation policies and practices may incentivize excessive risk-taking.

MANAGEMENT

•  Responsible for the management and assessment of risk at CEIX and its subsidiaries;

•  Identifies, communicates and discusses the risks affecting CEIX, its subsidiaries and our business through regular presentations to the Board and appropriate committees (as determined by the subject matter of the particular risk); and

•  In 2017, performed a comprehensive risk analysis of the material risks that could affect CEIX and communicated those results to the full Board.

12	– 2018 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and Its Committees

Committees of the Board of Directors

Our Board has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Health, Safety and Environmental. Our committees regularly make recommendations and report on their activities to the entire Board. All members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the current listing standards of the NYSE and other applicable regulatory requirements, as described above under “Determination of Director Independence”. Our Board, considering the recommendations of our Nominating and Corporate Governance Committee, will review committee membership at least annually. The responsibilities of each of the four committees are summarized below.

Audit Committee Three Independent Director Members

•  Assists our Board in its oversight of, among other things, the integrity of CEIX’s financial statements, CEIX’s compliance with legal and regulatory requirements, CEIX’s risk management policies and practices, and CEIX’s information technology security and risks;

•  Oversees the appointment, compensation, and retention of CEIX’s independent auditor, and oversees the work done by CEIX’s independent auditor and any other registered public accounting firm hired to perform audit-related functions;

•  Reviews and discusses with CEIX’s management and its independent auditor annual and quarterly financial statements, including those disclosures that appear under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CEIX’s Form 10-Ks and Form 10-Qs;

•  Provides general oversight over the accounting principles employed in CEIX’s financial reporting and the effectiveness of CEIX’s internal controls over financial reporting;

•  Prepares any required Audit Committee Report; and

•  Oversees CEIX’s internal audit function.

Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that each of the members of the Audit Committee qualify as an “audit committee financial expert.” A copy of the Audit Committee’s report for the 2017 fiscal year is included in this Proxy Statement.

Compensation Committee Three Independent Director Members

•  Establishes and reviews CEIX’s compensation philosophies, policies, plans and programs, consistent with CEIX’s objectives and stockholder interests, for our non-employee directors and executive officers;

•  Reviews executive officer compensation against peer group benchmark data and sets compensation levels for executive officers;

•  Reviews the performance of our executive officers and awards incentive compensation;

•  Reviews and discusses with management the Compensation Discussion and Analysis required to be included in our proxy statement;

•  Oversees CEIX’s policies on structuring compensation programs for executive officers;

•  Reviews and monitors our management development and succession plans and activities;

•  Engages and oversees the outside compensation consultant;

•  Reviews and oversees the risk assessment related to CEIX’s compensation programs; and

•  Prepares the Compensation Committee Report.

– 2018 Proxy Statement	13

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and Its Committees

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to CEIX’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Omnibus Performance Incentive Plan (the “Omnibus Plan”) also permit our Compensation Committee to delegate any power and authority granted to it by the Board under the Omnibus Plan to our officers.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see “Compensation Discussion and Analysis” beginning on page 31.

Nominating and Corporate Governance Committee Three Independent Director Members

•  Identifies qualified individuals for nomination, election or appointment to the Board;

•  Ensures appropriate Board and committee composition, and recommends appropriate Board structure and operations;

•  Oversees and assesses CEIX’s corporate governance system, including the responsibilities of Board members and committees, and related policies and procedures;

•  Oversees annual evaluation of the Board, committees and management;

•  Recommends each director nominee to our Board for nomination for election at the annual meetings, taking into account candidates whose names are submitted by stockholders; and

•  Annually reviews CEIX’s Corporate Governance Guidelines.

Director Nomination Process. The Nominating and Governance Committee will consider director candidates recommended by stockholders, although a formal policy has not been adopted with respect to consideration of such candidates because stockholder recommendations may be informally submitted and considered by the Nominating and Governance Committee under its charter. Director candidates recommended by stockholders will be evaluated by the Nominating and Governance Committee using the same criteria as candidates identified by the Board or the Nominating and Governance Committee for consideration. Stockholders wishing to submit names of candidates for election as directors should submit the names of candidates to the Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317. See “Additional Matters” on page 80 for more information on making director nominations. The Nominating and Corporate Governance Committee expects to annually review and assess the Board’s membership needs, with the assistance of a consultant when appropriate. The Nominating and Corporate Governance Committee anticipates that it will consider some of the historical factors considered by ParentCo’s nominating and corporate governance committee, including seeking to maintain a Board that is comprised of individuals who are competent in the following areas:

•	general industry knowledge;

•	accounting and finance;

•	ability to make sound business decisions;

•	management;

•	leadership;

•	knowledge of international markets;

14	– 2018 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and Its Committees

•	business strategy;

•	crisis management;

•	corporate governance;

•	prior board experience; and

•	risk management.

The Nominating and Corporate Governance Committee seeks to identify director candidates with leadership experience in positions with a high degree of responsibility. Director nominees are expected to be selected based upon contributions that they can make to CEIX.

The Board does not maintain a separate policy regarding the diversity of its members. However, the Nominating and Corporate Governance Committee, and ultimately the Board, generally seeks director nominees with diverse personal and professional backgrounds, experience and perspectives that, when combined, provide a diverse portfolio of experience and knowledge that will well serve CEIX’s governance and strategic needs. As a newly independent publicly traded company spun out from ParentCo as of November 28, 2017, our Board is in the process of undertaking an assessment of our various Board members’ skills, experiences and backgrounds and comparing the same against our company’s goals, plans and needs on a future-looking basis, and looks forward to embracing one or more diverse new members to our Board as a result thereof.

Board Assessment and Future Candidates. Set forth below is a summary of the process the Nominating and Corporate Governance Committee and Board intend to use in reviewing Board needs and future candidates.

Health, Safety and Environment Committee Five Independent Director Members

•  Oversees CEIX’s monitoring and enforcement of its policies to protect the health and safety of employees, contractors, customers, the public and the environment;

•  Reviews CEIX’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers and the public and the environment;

•  Reviews material compliance issues or pending or threatened proceedings regarding health, safety or environmental matters, and management’s response to the same;

•  Reviews any significant health, safety and environmental public policy and legislative, political and social issues and trends; and

•  Reviews CEIX’s policies and procedures relative to potential employee strikes and/or terrorist activity and the protection of CEIX’s assets against damage, destruction and/or theft.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of CEIX at any time. During the last completed fiscal year, no CEIX executive officer served as a member of the compensation committee or on the board of directors of any company at which a member of CEIX’s Compensation Committee or Board of Directors served as an executive officer.

– 2018 Proxy Statement	15

November 2017 Our Former ParentCo splits the existing board and selects our members N&CG Committee1 assesses composition, skills and experience of existing Board, current and future needs & considers diversity Our directors, management and stockholders identify potential candidates and refer them to us Indepth review of qualifications matched to needs, consider diversity Review independence and potential conflicts, in person meetings recommend selected candidates for board appointment 1 with consultant, as appropriate REPEAT PROCESS    ANNUALLY

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Director Compensation Table – 2017

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.consolenergy.com. The following documents are currently included on the corporate governance page of our website:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Related Person Transaction Policy and Procedures; and

•	Charters of the Audit, Nominating and Corporate Governance, Compensation, and Health, Safety and Environmental Committees.

We also will provide a printed copy of any of these documents free of charge upon request to stockholders who contact our Investor Relations department in writing at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317. These documents address important principles and corporate governance processes.

Communication with the Board of Directors

Stockholders and other interested persons who wish to communicate with the Board may do so by writing to the Board at Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317, or by sending an e-mail to directors@consolenergy.com. The Secretary will relay all such communications to the Board in their entirety or to individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, résumés, job inquiries or other matters unrelated to CEIX. Communications that are intended specifically for the independent directors should be marked “Confidential” and sent to the street address noted above, to the attention of the Independent Directors in care of the Chairman of the Board. Information concerning how to communicate with the Board is also included on CEIX’s website at www.consolenergy.com.

Director Compensation Table – 2017

The following table sets forth the compensation elements of our non-employee directors for the entire 2017 fiscal year, a significant portion of which was paid pre-separation and some of which was paid post-separation (prorated based on actual service periods with either CNX or CEIX):

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	All Other Compensation	Total
Alvin R. Carpenter	$127,500	$250,000	—	—	$377,500
John T. Mills	$150,000	$250,000	—	—	$400,000
Joseph P. Platt	$133,333	$250,000	—	—	$383,333
William P. Powell	$136,458	$300,000	—	—	$436,458
Edwin S. Roberson	$128,333	$250,000	—	—	$378,333

(1)

While Mr. Brock, our President and Chief Executive Officer, is a member of our Board, his name does not appear in this table and his compensation is reported in the Summary Compensation Table and other sections of the Proxy Statement. In 2017, he did not receive any additional compensation in connection with his service on our Board.

(2)

Mr. Carpenter serves as the Chairman of our Health, Safety and Environmental Committee and is a member of our Compensation Committee; Mr. Mills serves as the Chairman of our Audit Committee and is a member of our Compensation Committee and Health, Safety and Environmental Committee; Mr. Platt is the Chairman of our Compensation Committee and also a member of our Nominating and Governance Committee and Health, Safety and Environmental Committee; Mr. Roberson is the Chairman of our Nominating and Corporate Governance Committee and also a member of the Audit Committee and Health, Safety and Environmental Committee; and Mr. Powell is the Chairman of our Board and also a member of the Audit Committee, Nominating and Corporate Governance Committee and Health, Safety and Environmental Committee.

16	– 2018 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Understanding Our Director Compensation Table

(3)

This includes the value of pre-separation awards made by CNX in the form of restricted stock units (“RSUs”) valued at $150,000 covering 9,561 shares of CNX common stock, which awards were converted into 6,874 CEIX common stock awards as required by the terms of the Employee Matters Agreement entered into by CNX and CEIX as part of the separation (“EMA”) in connection with the separation. These awards vest on the first anniversary of the award date, May 9, 2018. These amounts represent the aggregate grant date fair value of stock units granted in 2017 to non-employee directors computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value is computed based upon the closing price per share of CNX stock on the date of grant. A discussion of the relevant assumptions made in the valuation of these stock awards is provided in Note 16 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. This column also includes the $100,000 value of each of the separation RSU awards made to Messrs. Carpenter, Mills, Platt and Roberson in recognition of their service to CEIX post-separation covering 3,353 shares, which vest on the first anniversary of the award date, December 12, 2018. Mr. Powell received $150,000 in recognition of his service covering 5,030 shares.

(4)

Mr. Carpenter elected to defer 100% of his cash retainer and 100% of his Board fees for the 2017-2018 Board year into non-qualified stock options, an offering permitted under the CNX Non-Qualified Directors Deferred Fee Plan, receiving a non-qualified stock option covering 22,392 shares of CNX common stock. Pursuant to the terms of the separation, stock option awards to our non-employee directors were retained by CNX as outstanding awards of CNX.

Understanding Our Director Compensation Table

Compensation for our non-employee Board of Directors during 2017 was established by our former parent, CNX, prior to the separation and consisted of a mix of cash and equity-based compensation. In accordance with the non-employee director compensation program established, the Chairman and committee chairs of our Board of Directors were also entitled to receive additional payments for their services in that capacity as follows:

Element of Compensation	Dollar Value of Board Compensation
Chairman Retainer	$200,000
Board Retainer	$120,000
Committee Chair Retainer (other than Audit & Comp)	$ 10,000
Audit Committee Chair	$ 30,000
Compensation Committee Chair	$ 20,000
Audit Committee Member	$ 7,500

Pre-Separation Annual Stock Award

On May 9, 2017, each of our non-employee directors, while serving as a director of CNX, received an annual stock grant valued at $150,000 covering 9,561 shares of CNX common stock in the form of RSUs that vest on the first anniversary of the grant date. With respect to this annual stock grant, each of our directors was eligible to elect deferred stock units (“DSUs”) in lieu of RSUs, the receipt of which would be deferred until the director’s separation from service with CNX (or CEIX, as a result of the separation) or another payment date specified by the director.

Pursuant to the terms of the separation, these awards were converted into 6,874 CEIX RSUs, adjusted in a manner to preserve their intrinsic value measured immediately before and after the separation. Otherwise, the original terms and conditions of these awards remain in place and provide that in the event of death or disability or upon the completion of a change in control, all shares subject to such award will vest automatically and be delivered to the director immediately, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date). If a director’s service is terminated for cause or he or she ceases to provide services to the company for any reason other than death, disability or in connection with a change in control, such director’s award will be cancelled with respect to any unvested shares, and the number of RSUs will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units.

CNX Deferral Program

Under the terms of the CNX Non-Qualified Directors Deferred Fee Plan, each of our non-employee directors was eligible to defer payment of all or any portion of his or her annual cash Board Retainer fee. Participation in this plan

– 2018 Proxy Statement	17

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Understanding Our Director Compensation Table

was at the election of the particular director. Amounts deferred under this plan are generally invested in hypothetical investment accounts designated by the director from a list of hypothetical alternatives selected by CNX. Earnings are credited to the accounts on quarterly basis, and the account is payable to the director participant in cash as soon as administratively practicably after the earlier of (i) the director’s termination of service as a director, or (ii) the date selected by such director, which date must be at least two years after the end of the year for which the fees are deferred. The plan is an unfunded and unsecured liability of CNX and any benefits paid to our directors will be paid from CNX’s general assets.

In addition, in 2017, in lieu of all or any portion of their annual retainer, non-employee directors had the option to elect to receive non-qualified stock options. Subject to the provisions of the related non-qualified stock option agreements and the plan, options granted to our non-employee directors generally vest on the one-year anniversary of the Board-determined grant date and expire on the tenth anniversary of such grant date.

In 2017, Mr. Powell deferred receipt of his annual stock award until termination of his service with the Board. Also in 2017, Mr. Roberson elected to (i) defer a portion of his Board retainer into the CNX Non-Qualified Directors Deferred Fee Plan, and (ii) receive DSUs in lieu of his annual stock award deliverable four years from the grant date.

Post-Separation Special Spin Award

In December of 2017, our non-employee directors were also awarded by CEIX a post-separation equity award in the form of service-based RSUs to compensate them for their services related to completing the separation. This award was approved by our Board of Directors and supported by prevalence data provided by our Compensation Committee’s independent expert compensation consultant, Mercer, who reports directly to such committee.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to align the interest of our non-employee directors with those of our stockholders. The guidelines provide that our non-employee directors hold CEIX common stock with a value equal to five times their annual Board cash retainer on or before the fifth anniversary of becoming a Board member.

18	– 2018 Proxy Statement

Beneficial Ownership of

Securities

The following tables set forth information with respect to the beneficial ownership of CEIX’s common stock, as of March 12, 2018, by:

•	beneficial owners of more than 5% of CEIX’s common stock based upon information filed with the SEC; and

•	each director and each nominee for director, each named executive officer and all directors and executive officers of CEIX as a group.

The table also presents the ownership of common units of CCR held by each director and each nominee for director, each named executive officer and all directors and executive officers of CEIX as a group, as of March 12, 2018.

Amounts shown below include options that are currently exercisable or that may become exercisable within 60 days of March 12, 2018 (i.e., May 11, 2018) and the shares underlying DSUs and RSUs that may be settled for common stock on or before May 11, 2018. Unless otherwise indicated, the named person has the sole voting and dispositive power with respect to the shares of CEIX common stock (or CCR common units, as applicable) set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Southeastern Asset Management, Inc.(2) 6410 Poplar Ave., Suite 900 Memphis, TN 38119	6,066,147	21.61%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	2,801,486	9.98%
Greenlight Capital, Inc.(4) 140 East 45th Street, 24th Floor New York, NY 10017	2,225,663	7.93%
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	2,037,448	7.26%
State Street Corporation(6) One Lincoln Street Boston, MA 02111	1,972,462	7.03%
Dimensional Fund Advisors LP(7) 6300 Bee Cave Road Austin, TX 78746	1,458,036	5.19%
azValor Asset Management, SGIIC, SA(8) Paseo de la Castellana 110 28046, Spain	1,428,338	5.09%

– 2018 Proxy Statement	19

BENEFICIAL OWNERSHIP OF SECURITIES

Name	CONSOL Energy Inc. Shares Beneficially Owned	Percent of Class(1)	CONSOL Coal Resources LP Common Units Beneficially Owned	Percent of Class(1)
James A. Brock	32,763	*	76,551	*
Alvin R. Carpenter(9)	18,574	*	27,483	*
David M. Khani	59,536	*	13,000	*
James J. McCaffrey	7,292	*	8,706	*
John T. Mills(9), (10)	32,398	*	25,000	*
Joseph P. Platt(9)	6,874	*	—	—
William P. Powell(9), (11)	28,787	*	—	—
Edwin S. Roberson(9)	7,484	*	6,500	*
Kurt Salvatori	3,484	*	3,619	*
Martha A. Wiegand	758	*	10,609	*
All current directors and current executive officers as a group (total of 11)	197,973	*	172,688	*

*	Indicates less than 1% ownership.

(1)	As of March 12, 2018, there were 28,068,321 shares of CEIX common stock outstanding and 15,906,728 common units of CCR outstanding.

(2)

Southeastern Asset Management, Inc. (“Southeastern”) has sole voting power with respect to 2,718,911 shares, shared voting power with respect to 3,024,249 shares, no voting power with respect to 322,987 shares, sole dispositive power with respect to 3,041,898 shares and shared dispositive power with respect to 3,024,249 shares. Longleaf Partners Fund has shared voting and dispositive power with respect to 1,425,317 shares. Longleaf Partners Small-Cap Fund has shared voting and dispositive power with respect to 1,523,676 shares. O. Mason Hawkins, Chairman of the Board and CEO of Southeastern, does not have any voting or dispositive power with respect to the listed shares. Southeastern is a registered investment adviser. All of the shares reported are owned legally by Southeastern’s investment advisory clients. This information is based solely on the reporting persons’ most recent Schedule 13G/A filed with the SEC on February 13, 2018, as updated for shares outstanding as of March 12, 2018.

(3)

BlackRock, Inc. has sole voting power with respect to 2,716,219 shares and sole dispositive power with respect to 2,801,486 shares. This information is based solely on the reporting person’s most recent Schedule 13G/A filed with the SEC on January 23, 2018, as updated for shares outstanding as of March 12, 2018.

(4)

Greenlight Capital, Inc. has shared voting and dispositive power over 1,186,096 shares, DME Advisors, LP has shared voting and dispositive power over 419,344 shares, DME Capital Management, LP has shared voting and dispositive power over 612,236 shares, DME Advisors GP, LLC has shared voting and dispositive power over 1,031,580 shares, and David Einhorn has shared voting and dispositive power over 2,225,663 shares. This information is based solely on the reporting persons’ most recent Schedule 13G/A filed with the SEC on February 14, 2018, as updated for shares outstanding as of March 12, 2018.

(5)

The Vanguard Group, Inc. has sole voting power with respect to 14,190 shares, shared voting power with respect to 3,134 shares, sole dispositive power with respect to 2,021,802 shares and shared dispositive power with respect to 15,646 shares. This information is based solely on the reporting person’s most recent Schedule 13G filed with the SEC on February 8, 2018, as updated for shares outstanding as of March 12, 2018.

(6)

State Street Corporation has shared voting power and dispositive power with respect to 1,972,462 shares and SSgA Funds Management, Inc. has shared voting and dispositive power with respect to 1,625,523 shares. This information is based solely on the reporting persons’ most recent Schedule 13G filed with the SEC on February 14, 2018, as updated for shares outstanding as of March 12, 2018.

(7)

Dimensional Fund Advisors LP has sole voting power with respect to 1,411,769 shares and sole dispositive power with respect to 1,458,036 shares. Dimensional Fund Advisors LP, a registered investment advisor, furnishes investment advice to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Dimensional Funds”). All listed shares are owned by the Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries may possess voting and/or investment power over the CEIX shares that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the CEIX shares held by the Dimensional Funds. This information is based solely on the reporting person’s most recent Schedule 13G filed with the SEC on February 9, 2018, as updated for shares outstanding as of March 12, 2018.

(8)

azValor Asset Management, SGIIC, SA has sole voting power and dispositive power with respect to 1,428,338 shares. This information is based solely on the reporting person’s most recent Schedule 13G filed with the SEC on January 10, 2018, as updated for shares outstanding as of March 12, 2018.

(9)	For CEIX, includes 6,874 unvested RSUs that vest within 60 days of March 12, 2018.

20	– 2018 Proxy Statement

BENEFICIAL OWNERSHIP OF SECURITIES

Section 16(a) Beneficial Ownership Reporting Compliance

(10)	For CEIX, includes 18,320 vested RSUs for which Mr. Mills has elected to defer delivery.

(11)	For CEIX, includes 20,622 vested RSUs for which Mr. Powell has elected to defer delivery.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires CEIX’s directors, executive officers and persons who beneficially own more than 10% of CEIX’s common stock to file with the SEC and deliver to CEIX initial reports of ownership and reports of changes in ownership of such registered equity securities. To our knowledge, based solely upon a review of Section 16 filings with the SEC, written representations that no other reports were required, and on CEIX’s records, we believe that during 2017, CEIX’s executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

– 2018 Proxy Statement	21

Proposal No. 1 – Election of

Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, our current Class I directors, James A. Brock and Alvin R. Carpenter, whose terms expire at the Annual Meeting, for re-election by the stockholders as Class I directors at the Annual Meeting. Upon election, each such director will serve until the 2021 annual meeting of stockholders or until his successor is elected and qualified, or his earlier death, resignation or removal.

To be elected, each nominee must receive a plurality of the votes cast (i.e., the director nominees who receive the highest number of “for” votes cast, up to the maximum number of directors to be elected, are elected as directors). If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate, as recommended by the Nominating and Corporate Governance Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Our bylaws provide that if an incumbent director receives a greater number of votes “withheld” from his or her election than votes “for” such director nominee’s election, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the SEC or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

The following biographies include information concerning the nominees for director and the continuing directors, including their recent employment, positions with CEIX, other directorships, board committee memberships and ages as of March 12, 2018.

22	– 2018 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Biographies of Class I Director Nominees

Biographies of Class I Director Nominees

JAMES A. BROCK

PRESIDENT & CHIEF EXECUTIVE OFFICER OF CEIX Director Since: 2017 Age: 61	Class I Director Term expires 2018 CEIX Committees: • Health, Safety and Environmental

BACKGROUND:

James A. Brock has served as our Chief Executive Officer since June 21, 2017, and as our President since December 4, 2017, and he has been a member of our Board since November 28, 2017. He currently serves as a member of our Board’s Health, Safety and Environmental Committee. Mr. Brock previously served as the Chief Operating Officer-Coal of CNX from December 10, 2010 until November 28, 2017, when CEIX separated from CNX. Mr. Brock also currently serves as Chief Executive Officer and Chairman of the board of directors of the general partner of CONSOL Coal Resources LP, a position he has held since March 16, 2015. Previously, he served as Senior Vice President-Northern Appalachia-West Virginia Operations of CNX from 2007 to 2010, and as Vice President-Operations of CNX from 2006 to 2007. Mr. Brock began his career with CNX in 1979 at the Matthews Mine and since then has served at various locations in many positions including Section Foreman, Mine Longwall Coordinator, General Mine Foreman and Superintendent.

QUALIFICATIONS:

With a career in coal spanning five decades, we believe Mr. Brock’s extensive knowledge of our industry and our operations gained during his years of service with CNX, and now CEIX, provides our Board with valuable experience.

– 2018 Proxy Statement	23

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Biographies of Class I Director Nominees

ALVIN R. CARPENTER

FORMER VICE CHAIRMAN – CSX CORPORATION Director Since: 2017 Age: 76	Class I Director Term expires 2018 CEIX Committees: • Compensation • Health, Safety and Environmental (Chair)

BACKGROUND:

Alvin R. Carpenter joined the Board on November 28, 2017. He currently serves as a member of our Board’s Compensation Committee and Health, Safety and Environmental Committee, which he chairs. Mr. Carpenter previously served as a member of the board of directors of CNX, from June 2013 until November 28, 2017, when CEIX separated from CNX. He retired from CSX Corporation (CSX), a railroad company, in February 2001, where he had served as Vice Chairman from July 1999 until his retirement. From 1962 until February 2001, he held various positions with CSX, including President and Chief Executive Officer of CSX Transportation, Inc. from 1992 to 1999 and Executive Vice President-Sales and Marketing of CSX Transportation, Inc. from 1989 to 1992. Mr. Carpenter served as a director of Stein Mart, Inc., a retail company, from 1996 to 2015, where he served as chairman of its compensation committee and as a member of the corporate governance committee. Mr. Carpenter also served as a director of Regency Centers Corporation, an owner and developer of dominant, grocery-anchored retail centers, from 1993 until 2016, where he served as a member of its audit, compensation and nominating and corporate governance committees. He served as a director of Lender Processing Services, Inc. from 2009 until it was sold to Fidelity National Financial, Inc. in January 2014, where he had served as its lead director, as chairman of the corporate governance and nominating committee and as a member of the compensation committee. Additionally, he previously served on the boards of directors of PSS World Medical, Inc., Barnett Bank, Inc., Nations Bank, American Heritage Life Insurance Company, Blue Cross & Blue Shield of Florida, One Valley Bancorp of West Virginia and Florida Rock Industries, Inc. In Florida, he also chaired Governor Jeb Bush’s Commission on Workers’ Compensation Reform and served on Governor Bush’s Advisory Council on Base Realignment and Closure.

QUALIFICATIONS:

Mr. Carpenter brings over 50 years of business experience to our Board, including 40 years of experience in the railroad industry where he has served in a wide variety of operating, planning and sales and marketing positions. In addition to the business expertise he developed while employed in the railroad industry, Mr. Carpenter has developed significant expertise in the areas of corporate governance, compensation and audit matters through his service on various public company boards and board committees.

24	– 2018 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Biographies of Continuing Directors

Biographies of Continuing Directors

Continuing Class II Directors with Terms Expiring at the 2019 Annual Meeting of Stockholders

JOSEPH P. PLATT

GENERAL PARTNER – THORN PARTNERS, LP Director Since: 2017 Age: 70	Class II Director Term expires 2019 CEIX Committees: • Compensation (Chair) • Nominating and Corporate Governance • Health, Safety and Environmental

BACKGROUND:

Joseph P. Platt joined the Board on November 28, 2017. He currently serves as a member of our Board’s Compensation Committee, which he chairs, Nominating and Corporate Governance Committee and Health, Safety and Environmental Committee. Mr. Platt previously served as a member of the board of directors of CNX from May 2016 until November 28, 2017, when CEIX separated from CNX. He is the general partner at Thorn Partners, LP, a family limited partnership, a position he has held since 1998. Mr. Platt’s career at Johnson and Higgins, a global insurance broker and employee benefits consultant (J&H), spanned 27 years until 1997, when J&H was sold to Marsh & McLennan Companies. At the time of the sale, Mr. Platt was an owner, director and executive vice president of J&H. Mr. Platt has served on the board of directors of Greenlight Capital Re, Ltd., a property and casualty reinsurer, since 2004 and has been its lead independent director since 2007, and also serves as an independent director of BlackRock’s Open End & Liquidity Funds and on the boards of various other nonpublic companies and not-for-profit institutions.

QUALIFICATIONS:

Mr. Platt brings significant financial, compensation and risk management expertise to our Board.

– 2018 Proxy Statement	25

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Biographies of Continuing Directors

EDWIN S. ROBERSON

FORMER CHIEF EXECUTIVE OFFICER – CHRIST COMMUNITY HEALTH SERVICES Director Since: 2017 Age: 73	Class II Director Term expires 2019 CEIX Committees: • Audit • Nominating and Corporate Governance (Chair) • Health, Safety and Environmental

BACKGROUND:

Edwin S. Roberson joined the Board on November 28, 2017. He currently serves as a member of our Board’s Audit Committee, Nominating and Corporate Governance Committee, which he chairs, and Health, Safety and Environmental Committee. Mr. Roberson previously served as a member of the board of directors of CNX from May 2016 until November 28, 2017, when CEIX separated from CNX. From 2014 until his retirement on December 31, 2017, Mr. Roberson served as Chief Executive Officer of Christ Community Health Services, a health system of eight clinics providing high quality healthcare to the underserved in the Memphis, Tennessee community. Prior to that, Mr. Roberson served as Chief Executive Officer of various cancer research and biotech firms, and as President of Beacon Consulting, LLC, a business consulting firm, from 2006 to 2011. From 1991 to 2006, he worked at Conwood LLC, the nation’s second-largest manufacturer of smokeless tobacco products and a major seller and distributor of tobacco products manufactured by third parties, where he served in several roles, including Chief Financial Officer and, ultimately, President. After serving in the Army from 1969 to 1971, where he was awarded two Bronze Stars in Vietnam, Mr. Roberson, a CPA, began his professional career at KPMG, an international accounting and consulting firm, where he was a tax partner until 1991. Mr. Roberson also served on the board of directors of Paragon National Bank, where he was chairman of the audit committee. Mr. Roberson serves on the board of directors of Infocare, Inc. (US). Additionally, he also serves on the board of directors of several private companies.

QUALIFICATIONS:

Mr. Roberson brings to the Board significant leadership skills and financial, accounting and strategy expertise. Further, Mr. Roberson is a certified public accountant.

26	– 2018 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Biographies of Continuing Directors

Continuing Class III Directors with Terms Expiring at the 2020 Annual Meeting of Stockholders

JOHN T. MILLS

FORMER CHIEF FINANCIAL OFFICER – MARATHON OIL CORPORATION Director Since: 2017 Age: 70	Class III Director Term expires 2020 CEIX Committees: • Audit (Chair) • Compensation • Health, Safety and Environmental

BACKGROUND:

John T. Mills joined the Board on November 14, 2017. He currently serves as a member of our Board’s Audit Committee, which he chairs, Compensation Committee and Health, Safety and Environmental Committee. Mr. Mills previously served as a member of the board of directors of CNX from March 2006 until November 28, 2017, when CEIX separated from CNX. From December 2007 until August 2015, he served on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, where he served as lead independent director, and as a member of the audit, compensation, and corporate governance and nominating committees. From January 2008 through June 2010, Mr. Mills was a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003. In 2011, Mr. Mills attended the Harvard Business School program “Making Corporate Boards More Effective.”

QUALIFICATIONS:

As a licensed attorney with over 40 years of business experience, including 16 years as an officer of Marathon Oil Corporation and U.S. Steel Corporation, Mr. Mills brings significant knowledge and experience to our Board. In particular, Mr. Mills brings an in-depth understanding of the evaluation of organic growth capital projects and acquisition and disposition opportunities, and the importance of maintaining a competitive capital structure and liquidity. In addition, having previously served as Senior Vice President, Finance and Administration, and later Chief Financial Officer of Marathon Oil Corporation, Mr. Mills has developed a wealth of financial knowledge with respect to the oversight of (i) the preparation of consolidated financial statements, (ii) internal audit functions, and (iii) public accountants, skills which are critical to our company and particularly our Audit Committee.

– 2018 Proxy Statement	27

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Biographies of Continuing Directors

WILLIAM P. POWELL

MANAGING PARTNER – 535 PARTNERS LLC Director Since: 2017 Age: 62	Class III Director Term expires 2020 CEIX Committees: • Audit • Nominating and Corporate Governance • Health, Safety and Environmental

BACKGROUND:

William P. Powell joined the Board on November 28, 2017 and has served as Chairman of our Board since that time. He currently serves as a member of our Board’s Audit Committee, Nominating and Corporate Governance Committee and Health, Safety and Environmental Committee. Mr. Powell previously served as a member of the board of directors of CNX from January 2004 until November 28, 2017, when CEIX separated from CNX. Mr. Powell also previously was a director of Cytec Industries, a global specialty chemicals and materials company, from 1993 until its merger with Solvay SA in December 2015, where he served as lead independent director, as chair of the governance committee and as a member of the audit committee. From May 2001 until May 2007, Mr. Powell was a Managing Director of William Street Advisors, a New York City-based merchant banking boutique. Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC, where he has served as Managing Partner since May 2007. Prior to his time at William Street Advisors, he served as a Managing Director of UBS Warburg LLC and its predecessor Dillon, Read & Co. Inc. since 1991.

QUALIFICATIONS:

With an MBA degree and over 30 years of financial, management and investment experience, Mr. Powell brings a wealth of knowledge to our Board. Having served on multiple public company boards for over 20 years, Mr. Powell also has significant expertise in corporate governance matters.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE-NAMED CLASS I DIRECTOR NOMINEES FOR THE BOARD OF DIRECTORS.

28	– 2018 Proxy Statement

Executive Officers

CEIX’s executive officers are listed below. Each officer is appointed by the Board and holds office for the term set forth in the officer’s written employment agreement or until the officer’s successor has been elected and qualified, or until such officer’s earlier death, resignation or removal.

Name	Age	Executive Since	Position
James A. Brock	61	2017	President and Chief Executive Officer
David M. Khani	54	2017	Executive Vice President, Chief Financial Officer and Treasurer
James J. McCaffrey	61	2017	Senior Vice President – Coal Marketing
John Rothka	40	2017	Chief Accounting Officer
Kurt Salvatori	48	2017	Chief Administrative Officer
Martha A. Wiegand	47	2017	General Counsel and Secretary

The biographical information for Mr. Brock is provided under Proposal No. 1 – Election of Directors.

David M. Khani

Mr. Khani has served as our Executive Vice President and Chief Financial Officer since August 2, 2017, and has served as our Treasurer since December 11, 2017. Mr. Khani previously served as the Executive Vice President and Chief Financial Officer at CNX from March 1, 2013 to August 2, 2017. Mr. Khani joined CNX in 2011 as Vice President of Finance, where he played a key role in the growth of CNX’s exploration and production business, and was integrally involved in the separation of CEIX from CNX. Prior to joining CNX, Mr. Khani was with FBR Capital Markets & Co., an investment banking and advisory firm, and held the following positions: Director of Research from February 2007 through October 2010, and then Co-Director of Research from November 2010 through August 2011. Mr. Khani also serves as Chief Financial Officer and as a director of the general partner of CONSOL Coal Resources LP and served in those same capacities with CONE Midstream Partners LP until January 3, 2018.

James J. McCaffrey

Mr. McCaffrey has served as our Senior Vice President- Coal Marketing since July 10, 2017 and acts as our functioning chief commercial officer. Mr. McCaffrey also has served as Senior Vice President- Sales of CONSOL Pennsylvania Coal Company, a wholly-owned subsidiary of CEIX, since June 2016. From January 2013 to June 2016, Mr. McCaffrey served as Senior Vice President- Energy Marketing for CONSOL Pennsylvania Coal Company, and from April 2003 to January 2013, he served as Senior Vice President of Coal Sales, Vice President of Materials & Supply Chain Management, Senior Vice President- CNX Land Resources, Vice President of Supply Chain and Vice President of Marketing Services in the coal operations group of CNX. Mr. McCaffrey started his career as a coal miner with CNX in 1976, and joined CNX’s management team as Vice President and General Manager of Consolidation Coal Mining Operations in March 2002.

– 2018 Proxy Statement	29

EXECUTIVE OFFICERS

John Rothka

Mr. Rothka has served as our Chief Accounting Officer since November 22, 2017. Mr. Rothka also serves as the Chief Accounting Officer of the general partner of CONSOL Coal Resources LP, a position he has held since August 2, 2017. Prior to his appointment as the Chief Accounting Officer of the general partner of CONSOL Coal Resources LP and beginning in July 2015, Mr. Rothka served as the Controller of the general partner. Mr. Rothka joined the Accounting Department of CNX in September 2005, where he served in positions of increasing responsibility, and was promoted to Senior Manager in February 2012, a position he served in until July 2015. Prior to joining CNX, Mr. Rothka began his professional career at the accounting firm of Aronson LLC, where he served from September 1999 to November 2002, before joining Deloitte & Touche from November 2002 to September 2005, where he held several positions of increasing responsibility in the audit and assurance groups.

Kurt Salvatori

Mr. Salvatori has served as our Chief Administrative Officer since July 10, 2017. Mr. Salvatori has also served as Vice President- Administration of CONSOL Pennsylvania Coal Company since January 1, 2017. Previously, Mr. Salvatori served as Vice President Shared Services for CNX from 2016 to January 2017, and prior to that as Vice President Human Resources for CNX from September 2011 to June 2016. Mr. Salvatori joined CNX in April 1992 and held numerous positions at CNX and CNX Gas Corporation, including Director of Human Resources from April 2006 to September 2011, Manager of Human Resources from January 2005 to April 2006, and Supervisor of Retirement and Investment Plans from April 2002 to January 2005.

Martha A. Wiegand

Ms. Wiegand has served as our General Counsel and Secretary since July 10, 2017. Ms. Wiegand has also served as General Counsel and Secretary of the general partner of CONSOL Coal Resources LP since March 16, 2015. Ms. Wiegand joined the legal department of CNX in December 2008 as Senior Counsel and was promoted to Associate General Counsel of CNX effective in 2012, where she was responsible for a variety of legal matters, including coal and natural gas marketing and transportation, labor and employment, financing arrangements and certain corporate transactions. Prior to joining CNX, Ms. Wiegand worked for approximately 10 years for several large Pittsburgh-based law firms, where she handled financing and corporate transactions for clients in the banking and energy industries, among others. She is licensed to practice law in Pennsylvania and New Jersey and is a member of the American Bar Association, the Pennsylvania Bar Association and the Energy & Mineral Law Foundation.

30	– 2018 Proxy Statement

Executive Compensation

Information

Compensation Discussion and Analysis

We became an Independent, Publicly Traded Company on November 27, 2017	32

Our Named Executive Officers	32

Highlights of Post-Separation CEIX Compensation Committee Actions	33

Say-on-Pay Vote	34

CEIX Executive Compensation Policies and Practices	35

CEIX Executive Compensation Philosophy and Pay Elements	35

2017 Compensation	36

2017 Base Salary, STIC and LTIC	37-40
2017 Spin Awards	42
Change in Control or Retention Agreements	45
NEO Performance Highlights	39-40

2018 Actions by Compensation Committee	45

Compensation Committee and Management roles	45-46
Adjustments to Base Salary, STIC and LTIC Targets	46
Peer Group Selection	46-47
2018 STIC, LTIC, Change in Control Agreements and Retirement Plans	47

Governance Policies	48

Claw Back Policy	48
Stock Ownership Guidelines / Holding Requirements for NEOs	48
No Hedging/Pledging Policy	48
Equity Grant Practices Policy	48
Perquisites	48
Tax Accounting and Regulatory Considerations	48-49
Compensation Risk Assessment	49

James A. Brock
President and Chief Executive Officer
David M. Khani
Executive Vice President, Chief Financial Officer and Treasurer
James J. McCaffrey
Senior Vice President —Coal Marketing
Martha A. Wiegand
General Counsel and Secretary
Kurt Salvatori
Chief Administrative Officer

– 2018 Proxy Statement	31

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Compensation Discussion and Analysis

We Became an Independent, Publicly Traded Company on November 27, 2017

CONSOL Energy Inc. (“CEIX”) became an independent, publicly traded company on November 28, 2017 when its former parent (now called CNX Resources Corporation or “CNX”) completed the legal and structural separation of its coal and gas businesses through a tax free spin-off of CEIX to CNX’s stockholders. The separation was effected by the pro rata distribution by CNX of all of CEIX’s outstanding common stock to CNX stockholders.

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation decisions made for the fiscal year 2017 with respect to the named executive officers listed below (“NEOs”) by CNX prior to the November 28, 2017 separation and by CEIX’s newly-formed compensation committee after we became an independent, publicly traded company on November 28, 2017 (the “Compensation Committee”). To provide a full understanding of how our NEOs were compensated for 2017 and will be compensated in 2018, this CD&A specifically addresses the following:

•

Historical compensation philosophy, programs and practices of CNX: Prior to the separation, decisions regarding NEO compensation were made primarily by CNX’s Compensation Committee (“CNX Committee”), by CNX management or by the board of directors of the General Partner in implementing the executive compensation programs of CNX and CONSOL Coal Resources LP (NYSE: CCR). CCR is a publicly traded master limited partnership that CNX sponsored prior to the separation and which was included in our coal business as part of the separation.

•

Impact of Terms of the Employee Matters Agreement on NEO Compensation: In addition, as addressed in further detail throughout the CD&A, our initial compensation programs following the separation were prescribed to a great extent by the terms of the Employee Matters Agreement entered into by CNX and CEIX as part of the separation (“EMA”). The EMA provided for the conversion and adjustment of outstanding equity and incentive awards granted by CNX to its senior executives who joined CEIX in connection with the separation, and also required us to establish, maintain or assume certain retirement and executive severance arrangements with terms substantially similar to those provided by CNX, which at least through the end of 2017, have remained largely consistent with those programs in place at CNX.

•

Decisions by Our New Compensation Committee Following the Separation: This CD&A also addresses compensation actions and decisions made by our new Compensation Committee in late 2017 and early 2018 following the separation.

Our Named Executive Officers (“NEOs”)

This CD&A discusses the compensation of our NEOs who served in the positions listed below during 2017:

Name	Title
James A. Brock	President and Chief Executive Officer
David M. Khani	Executive Vice President, Chief Financial Officer and Treasurer
James J. McCaffrey	Senior Vice President, Coal Marketing
Martha A. Wiegand	General Counsel and Secretary
Kurt Salvatori	Chief Administrative Officer

32	– 2018 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Highlights of Post-Separation CEIX Compensation Committee Actions (December 2017 and January 2018)

Our Compensation Committee first met in December 2017 following the completion of the separation, and met again in January 2018. At those meetings, the new committee considered and approved the framework summarized in the table below for CEIX’s new compensation program and worked to complete the 2017 compensation program that was first established by the CNX Committee in early 2017 and which we assumed as part of the separation. Our Compensation Committee considered these actions in the context of our company’s strong operational and financial performance during 2017 illustrated by the:

•	successful separation of our company from CNX;

•	annual coal production of 26.1 million tons;

•	record annual throughput of 14.3 million tons through the CONSOL Marine Terminal;

•	growth of 6% in annual sales compared to 2016;

•	growth of 5% of average revenue per ton compared to 2016; and

•	strong growth portfolio built by the company for future export opportunities in 2018 to 2020.

Details relating to the actions summarized below are included in the sections of the CD&A referenced in the table below.

Action	Description	Page/Section in CD&A for Further Description
Adopt New Compensation Philosophy	Our Compensation Committee adopted a philosophy that recognizes the highly competitive and regulated environment in which we operate and the objective of which is to: (i) attract and retain key talent necessary for us to compete; (ii) incentivize our NEOs with a pay-for-performance culture; and (iii) align risk-taking with the sustainability and long-term financial health of our company.	35
2017 Short Term Incentive Program (“STIC”) Payout

Our Compensation Committee and Board (upon the recommendation of the Compensation Committee) authorized 2017 annual cash awards under the 2017 STIC and assumed by CEIX under its Omnibus Plan under the terms of the EMA based on the attainment of pre-established performance goals initially related to Coverage Ratio and a percentage of the Pennsylvania Mining Complex Dropdowns, adjusted to reflect the impact of the separation.

		38-39
2015, 2016 and 2017 Long-Term Incentive Equity Program (“LTIC”) PSU Awards

Our Compensation Committee and Board (upon the recommendation of the Compensation Committee) reviewed the performance related to the vesting of three (3) separate long-term performance-based restricted stock unit awards (“PSUs”) (all of which were initially approved by CNX and assumed by CEIX under the Omnibus Plan) based on pre-established performance goals. In light of the goals having been met as to the 2015 LTIC and 2016 LTIC, the Compensation Committee and Board approved vesting for these programs. The Compensation Committee and Board did not approve any vesting with respect to the 2017 LTIC program because the performance metrics were not met.

		40-44

– 2018 Proxy Statement	33

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Action	Description	Page/Section in CD&A for Further Description
Spin-related Cash and RSU Awards	Our Compensation Committee and Board (upon the recommendation of the Compensation Committee) authorized the payment of cash awards and service-based RSU awards in recognition of the extraordinary efforts displayed by our NEOs in completing the successful separation of CEIX from CNX. Our CEO declined to accept any cash award for his efforts in completing the separation.	42
2018 Compensation Adjustments	Our Compensation Committee and Board (upon the recommendation of the Compensation Committee) approved adjustments to three of the NEO 2018 base salaries and also adjusted the annual and long-term incentive targets for certain NEOs based on a review of compensation data using a selected “peer group” of companies, as well as against general industry standards.	46
2018 Peer Group

Our Compensation Committee and Board (upon the recommendation of the Compensation Committee) selected a peer group of companies based on the recommendation of its compensation consultant against which to evaluate the competitive nature of our NEO compensation amounts, programs, plans and policies.

		46-47
Change in Control and Severance Agreements	Our Compensation Committee and Board approved severance and double trigger change in control agreements entitling each NEO to severance benefits upon a qualifying termination of employment absent cause in a change in control scenario and in a non-change in control scenario. These agreements became effective on February 15, 2018.	47
President and CEO Employment Agreement	Our Compensation Committee and Board approved an employment agreement for our President and CEO, enumerating certain entitlements relating to his position and describing his responsibilities, as well as including his right to severance benefits upon a qualifying termination of employment absent cause whether or not related to a change in control (including CIC and non-CIC benefits). This agreement became effective on February 15, 2018.	47

Say-on-Pay Vote

We will have our first say-on-pay vote (and also our first say-when-on-pay vote) at the Annual Meeting (see Proposal No. 3). Our Board has recommended that we hold annual say-on-pay votes.

Our Compensation Committee and senior management will consider stockholder input, including the advisory say-on-pay vote, as we evaluate the future design of our executive compensation programs and the specific compensation decisions for each of our NEOs.

34	– 2018 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

CEIX Executive Compensation Policies and Practices

Our commitment to strong corporate governance practices extends to the compensation plans, principles, programs and policies established by our Compensation Committee and our Board, which include the following governance practices and policies:

WHAT WE DO	WHAT WE DON’T DO
✓ Pay for Performance ✓ Meaningful Stock Ownership/Holding Requirements ✓ Anti-hedging Policy ✓ Assess Compensation Risk	No excessive Perquisites No Income Tax Gross Ups No backdating of Stock Options No repricing of Stock Options (without stockholder approval)
✓ Equity Grant Policies	No discounting of Stock Options
✓ Claw Back Provisions in Equity Awards
✓ Double Trigger Cash Change in Control Provisions
✓ Independent Compensation Consultant

CEIX Executive Compensation Philosophy and Pay Elements

One of the first steps that our Compensation Committee took after the separation was to adopt a compensation philosophy in December 2017. Our compensation philosophy is designed to attract and retain key talent necessary for us to compete, promote a pay-for-performance culture, incentivize our NEOs to achieve desired financial and operating results, and create a balanced compensation program that aligns risk-taking with the sustainability and long-term financial health of our company.

Our philosophy is founded on the following six guiding principles:

•	Compensation targets and the mix of pay based on market practices.

•	Actual compensation should align with results against performance objectives.

•	Incentives should promote above-median pay when performance exceeds company and peer expectations and below-median pay when performance lags behind these indicators.

•	Compensation should be aligned with the long-term interest of our stockholders.

•	Compensation practices and policies should not encourage unreasonable risk-taking.

•	Compensation programs should align with our corporate values.

Our compensation philosophy also reflects our commitment to enhancing management retention and leadership stability in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions described on pages 40-44, relating to our long-term compensation programs.

– 2018 Proxy Statement	35

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

2017 Compensation

Overview of Elements of Total 2017 Compensation Program. In 2017, our NEOs were compensated through the following elements of compensation.

Compensation Element	Form of Compensation	Purpose	Who Approved?
Base Salary	Cash	Provides fixed compensation element necessary to attract and retain key executives	CNX Committee and CNX management
2017 STIC	Cash

Motivates NEOs to work towards achievement of key annual financial, operational and strategic objectives, including a focus on sustainability, environmental compliance, safety, profitability and balance sheet strength

CNX Committee and CNX management
2017 LTIC • 2017 CNX LTIC (Khani only) • CCR Phantom Units (all NEOS other than Khani)

PSUs: Performance-based restricted stock units that vest ratably over 5 years based on pre-established performance metrics for Mr. Khani

RSUs: RSUs that vest over 3-year period for Mr. Khani

CCR Phantom Units: Service based units that vest ratably over three years and settled in CCR units for Messrs. Brock, McCaffrey, Salvatori and Ms. Wiegand

The combination of performance factors tied to absolute stock price and relative total stockholder return (“TSR”) promote investor alignment through ownership consistent with peer group practices

RSUs and CCR Phantom Units encourage retention of our NEOs

CCR Phantom Units designed to focus on executives who devoted 100% of their time and efforts on the management and operation of the Pennsylvania Mining Complex

CNX Committee, board of directors of General Partner and CNX management
2017 Spin Awards	Cash (for NEOs other than CEO) RSUs – RSUs that vest ratably over 3-year period	To recognize extraordinary efforts in completing the separation in a manner that aligned with investor interests To encourage retention of critical leaders for successful launch of new public company	CEIX Compensation Committee
Change in Control or Retention Agreements	Pre-Separation Change in Control Agreements (Mr. Brock, Mr. Salvatori and Ms. Wiegand) Retention Agreement (Mr. McCaffrey)	To attract and retain NEOs by providing competitive benefits and to ensure NEOs remain focused and act in the best interest of the company when faced with significant strategic event	Pre-Separation Agreements approved by CNX Committee and board of directors of General Partner

36	– 2018 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Pay Mix. The charts below illustrate the target total direct compensation opportunity for 2017 for Mr. Brock and the average of our other NEOs.

CEO 20.2% Base; 13.1% STIC; 66.7% LTIC	Other NEOs 27.6% Base; 14.2% STIC; 58.2% LTIC

CNX Compensation Consultant. In setting 2017 compensation, the CNX Committee used Willis Towers Watson, an independent expert compensation consultant reporting directly to the CNX Committee, to assist on executive compensation matters for its NEOs, which included Messrs. Brock and Khani.

CNX Committee and CNX Management Approved 2017 Base Salaries, STIC and LTIC. Decisions regarding our NEO’s 2017 compensation were made in the first quarter of 2017 before the CNX board of directors had definitively determined to effect the separation. The determination of which executives would become part of CEIX’s team following the separation was made after 2017 compensation decisions had already been made.

In establishing the 2017 compensation program, the CNX Committee and CNX management considered the nature and scope of our NEOs’ responsibilities and prior performance of CNX as well as individual contributions to CNX’s prior financial results. In addition, when considering 2017 compensation for Mr. Brock and Mr. Khani, the CNX Committee considered an outside compensation consultant report on survey and reported data for compensation paid to executives with similar responsibilities at similarly-situated companies and, in particular, whether the total compensation opportunity for Mr. Brock and Mr. Khani was competitive with the total compensation opportunities offered to similarly-situated executives by CNX’s peers. CNX’s 2017 peers used in making this determination reflected a mix of natural gas and coal companies.

2017 CNX Peer Group. During 2017, the CNX Committee also used a peer group comprised of thirteen companies reflecting CNX’s unique mix of both natural gas and coal companies, against which the committee measured the overall competitive nature of CNX’s compensation programs. In addition to this peer group, the CNX Committee also considered general industry competitive data to evaluate its compensation programs.

2017 Base Salaries. Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the STIC and LTIC awards and other elements of CNX’s 2017 executive compensation program.

Named Executive Officers	Base Salary for 2017
Mr. Brock	$420,250
Mr. Khani	$530,566
Mr. McCaffrey	$389,500
Ms. Wiegand	$235,000
Mr. Salvatori	$241,000

– 2018 Proxy Statement	37

CEO 20.2% Base; 13.1% STIC; 66.7% LTIC Other NEOs 27.6% Base; 14.2% STIC; 58.2% LTIC LTIC, 66.7% Base, 20.2% STIC, 13.1% LTIC, 58.2% Base, 27.6% STIC, 14.2%

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

The Compensation Committee increased base salaries in 2018 as part of its overall evaluation and setting of 2018 compensation. See “2018 Actions by Compensation Committee” below.

2017 STIC and Impact of the Separation. CNX developed a 2017 STIC program that was designed to reward and retain executives who devoted substantially all of their time and efforts toward the management and operation of the Pennsylvania Mining Complex, which included Mr. Brock, Mr. McCaffrey, Mr. Salvatori and Ms. Wiegand.

Mr. Khani was treated differently for 2017 because he served as the Chief Financial Officer of CNX until August 2, 2017 and then began serving as the Chief Financial Officer of the General Partner on August 2, 2017. At the time that Mr. Khani changed his role on August 2, 2017, CNX and the board of directors of the General Partner agreed that Mr. Khani’s 2017 STIC payments would be based on eight months of performance by CNX under its 2017 STIC and for four months of performance under the 2017 STIC designed to reward executives who focused solely on the Pennsylvania Mining Complex.

The CNX 2017 STIC in which Mr. Khani participated for the first eight months was based on the goal of generating free cash flow as follows: Operating Cash Flow – Capital Expenditures + Asset Sales + Net Investments in CNX Midstream = Cash Flow. The free cash flow performance factor had a score ranging from 0% to 200% with a score of 100% indicating target performance. Actual performance against this performance goal for the full year was 148% of target performance.

Originally, the 2017 STIC applied to the January 1, 2017 – December 31, 2017 performance period. The program was structured to align management’s interests with the key performance goals of (1) Coverage Ratio* and (2) the percentage of Pennsylvania Mining Complex Dropdowns*, adjusted by safety (+/- 15%) and environmental performance (+/- 10%) modifiers under the 2017 STIC. CNX and the board of directors of the General Partner believed these metrics, when established, were appropriate and effective measures for our NEOs with respect to short-term performance. When setting the threshold levels of performance, CNX and the board of directors of the General Partner believed the levels to be achievable goals. At the time the target performance levels were determined, CNX and the board of directors of the General Partner also believed the goals to be aggressive, but obtainable. The maximum level of performance, based on 200% of target performance, was believed to be realizable, but only with exceptional performance.

The performance factors had a potential score ranging from 0% – 200%, with a target score of 100%. If the threshold, or minimum, score of 50% had not been achieved, a score of zero would be assigned, with no payout.

The 2017 STIC award payout formula appears below:

Annual Base Salary	X	Target Opportunity Percentage (% of Base Salary)	X	(Coverage Ratio* & PAMC Dropdown* Performance Factor +/- Modifiers) (Up to 200%)	=	STIC Award Payout

The performance goals are equally weighed at 50%.

Performance Goals	Coverage Ratio (50%)	% of PAMC Dropdown (50)%
Threshold (50%)	1.00	15%
Target (100%)	1.15	20%
Maximum (200%)	1.30	30%

Under the terms of the EMA, CEIX assumed responsibility for payment of all 2017 STIC payments to our NEOs. The EMA specifically provided that for Mr. Khani, 2017 STIC performance would be measured based on relevant performance metrics of CNX for the first eight months of 2017 and based on the relevant performance metrics of

38	– 2018 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

CCR for the last four months of 2017. The other NEOs participated in the 2017 STIC (the CCR STIC) for the full 2017 year so no proration was necessary.

In January 2018, the Compensation Committee evaluated and determined achievement with the performance goals and the resulting amounts of payments for our NEOs under the 2017 STIC. As a result of the separation, the Compensation Committee substituted the impact of the completion of the separation for the percentage of the Pennsylvania Mining Complex Dropdowns in calculating the 2017 STIC. This was done in recognition that our former parent, CNX, included the Dropdown performance measure as a goal to accomplish the separation. Given that the separation transaction was successfully accomplished the Dropdown goal was deemed by the committee to have been successfully achieved.

The percentage payout for the 2017 STIC, as well as the achievement of the performance goals (as adjusted in light of the Compensation Committee determinations) against actual performance appear in the table below.

Performance Goal[1]	Actual Results	Weighted Score
Coverage Ratio*	1.30	100%
Separation*	100%	100%

Initial Score without Modifier:	200%
Safety:	-1.15%
Environmental	0.00%
Final Score with Modifiers:	197.70%

The following table shows the details of the payments made to our NEOs under the 2017 STIC, based on their target payout (as a percentage of base salary) multiplied by the payout percentage of 197.70% (except for Mr. Khani whose blended payout percentage was 165.03%).

NEO	Target Opportunity Percentages (% of Base Salary)(1)	Target Payout Opportunity	STIC Payout Score (% of Opportunity)	Actual Payout
Mr. Brock	65%	$273,163	197.70%	$540,042
Mr. Khani	70%	$371,396	165.03%	$612,915
Mr. McCaffrey	50%	$194,250	197.70%	$385,021
Ms. Wiegand	30%	$ 70,500	197.70%	$139,379
Mr. Salvatori	35%	$ 84,350	197.70%	$166,760

2017 Performance Highlights of for our NEOs.

•

James A. Brock. Mr. Brock successfully led CEIX (formerly known as CONSOL Mining Corporation) in its separation from CNX and CEIX’s achievement of record performance in 2017, and continued his role as Chief Executive Officer of the General Partner. He also led the Pennsylvania Mining Complex to have a record 2017 year. In particular, CEIX achieved record annual coal production of 26.1 million tons, record annual throughput of 14.3 million tons through the CONSOL Marine Terminal, growth of 6% in annual sales compared to 2016 and growth of 5% of average revenue per ton compared to 2016.

•

David M. Khani. As the Chief Financial Officer, Mr. Khani has played and continues to play a critical role in supporting Mr. Brock’s leadership of our new company’s business, and in light of his significant experience

[1]

*This CD&A, which relates to 2017 compensation determinations, contains references to one or more financial measures (indicated by *) utilized by the CNX Committee and the Compensation Committee that have not been calculated in accordance with GAAP. A reconciliation of disclosed non-GAAP financial measures used by CNX and CEIX and in the 2017 compensation determinations to the most directly comparable GAAP financial measures is provided in Appendix A to this Proxy Statement.

– 2018 Proxy Statement	39

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

relating to the coal industry, he also serves as the Chief Financial Officer of the General Partner. During 2017, Mr. Khani led our company’s financial team in securing approximately $1.6 billion of multi levels of complex financing for CEIX and CCR in connection with the separation in volatile financial markets for coal producers.

•

James J. McCaffrey. Mr. McCaffrey holds a critical role as the leader of the marketing team for our coal business, which had a second consecutive year of sales volume growth, an increase of 6% from 2016 and 14% from 2015. Mr. McCaffrey’s team built CEIX’s coal sales portfolio for 2018 through 2020, resulting in our company being greater than 95% contracted for 2018, 70% contracted for 2019, and 24% contracted for 2020, assuming an annual production rate of approximately 27 million tons.

•

Martha A. Wiegand. As the General Counsel and Secretary of CEIX and the General Partner of CCR, Ms. Wiegand has played a critical role in leading both internal and external teams of lawyers and other advisors in completing the separation on behalf of CEIX and in negotiating and completing approximately $1 billion of multi levels of financing for CEIX and CCR as part of the separation. In her roles, Ms. Wiegand advises both boards on various corporate governance and other board-level issues, serves as the top legal advisor for the Pennsylvania Mining Complex and oversees the companies’ land, legal, health, safety and environmental, and internal audit functions.

•

Kurt Salvatori. As the Chief Administrative Officer of CEIX and the General Partner of CCR, Mr. Salvatori led a team for CNX and CCR (prior to the separation) and for CEIX and CCR (after the separation) to manage all employee-related issues for the companies, including various human resources, executive compensation, health and welfare and retirement issues. In addition, Mr. Salvatori also leads a team to support the Compensation Committee in designing and implementing CEIX’s executive compensation programs following the separation.

2017 CNX LTIC. CNX designed its 2017 LTIC program in January 2017. Only Mr. Khani, who was then an NEO of CNX, received an award under the 2017 CNX LTIC. Under the 2017 CNX LTIC, Mr. Khani received his entire 2017 LTIC opportunity in the form of PSUs and RSUs with 55% of his target LTIC in the form of PSUs and 45% delivered in the form of service-based RSUs. Awards granted to Mr. Khani under CNX’s Equity Incentive Plan, as amended and restated (the CNX LTIC), were assumed, converted and issued under the Omnibus Plan pursuant to the terms of the EMA. The number of shares subject to each such award were adjusted in a manner intended to preserve the aggregate intrinsic value of the original CNX awards as measured immediately before and immediately after the separation. Such adjusted awards otherwise continue to have the same terms and conditions that applied to the original CNX awards immediately prior to the separation.

•

2017 – 2021 PSU Award to Mr. Khani. The vesting of the 2017 PSU award is calculated annually based on the following pre-established equally weighted goals, with the aggregate payout capped at 200% of target:

•	TSR relative to the S&P 500 (measured at the end of each year during the 5-year performance period using the 10-day average closing stock price ending December 31 for the applicable tranche); and

•

Absolute Stock Price appreciation (measured at the end of each year during the 5-year performance period using the 10-day closing stock price per share ending on January 31, 2017 of $16.11 (the “GDSP”) as the starting point).

40	– 2018 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

The CNX Committee believed that TSR and Absolute Stock Price were appropriate and effective measures to drive the long-term performance of CNX. When setting the threshold levels of performance described in the table below, the CNX Committee believed the levels to be achievable goals. At the time the target performance levels were determined, the CNX Committee believed the goals to be aggressive, but obtainable. The maximum levels of performance for the goals, based on 200% of target performance, were also believed to be realizable, but only with exceptional performance. In evaluating any payout, straight line interpolation between performance levels for evaluation of both TSR and Absolute Stock Price is used.

In the event that a tranche fails to pay out at the end of any annual tranche period with respect to the Absolute Stock Price measure (a “Missed Year”), the unvested PSUs attributable to the Missed Year may still become fully vested (but at not higher than the target level of achievement), if the company achieves target performance (or greater) as determined after the end of a future tranche.

The opportunity to recoup any missed payouts can occur for any prior tranche, but only up to target performance for that prior period. In addition, the PSU terms and conditions include a potential for accelerated vesting in the event the Absolute Stock Price goal is exceeded; if the closing price of CEIX common stock equals or exceeds outstanding performance for one or more future years within the performance period, all unvested PSUs associated with those specific years will vest.

•

2017 PSU and RSU Awards to Mr. Khani. In January of 2017, the CNX Committee approved the grant of service-based RSUs that vest ratably over a period of three years, on the first, second and third anniversaries of the grant date. The CNX Committee and board approved a target award for Mr. Khani under the CNX 2017-2021 PSU program covering 60,314 converted shares and representing $1,421,227 value, as well as an RSU award covering 49,349 converted shares and representing $1,162,850 value.

2017 Phantom Awards from CCR. In January 2017, the General Partner and CNX approved the grant of CCR Phantom Units to Messrs. Brock, McCaffrey and Salvatori and Ms. Wiegand (to be settled in CCR units) under the terms of the CCR 2015 Long-Term Incentive Plan (the “CCR Plan”), which units were initially scheduled to vest ratably over a three-year period beginning on the first, second and third anniversaries of the grant date. Each of these executives received their entire 2017 long-term compensation in the form of CCR Phantom Units (in lieu of any CNX PSUs or RSUs) because they were devoting 100% of their time and effort to the management and operation of the Pennsylvania Mining Complex.

The value of these awards on the grant date is shown below:

NEO	Phantom Unit Value
Mr. Brock	$1,388,000
Mr. McCaffrey	$250,000
Ms. Wiegand	$100,000
Mr. Salvatori	$100,000

– 2018 Proxy Statement	41

PSU Performance Measures TSR relative to the s&p 500 (50%) performance outstanding target threshold below threshold performance level 75th percentile 60th percentile 25th percentile <25th percentile multiplier 200% 100% 50% 0% Absolute Stock Price (50%) (1)(2) Year/tranche(2) 1st Year threshold (50% Payout) target (100% payout) outstanding (200% payout) performance level gdsp* gdsp* gdsp* +7.0% +10.0% +13.0%

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Under the Change in Control Agreements in place during 2017 for Messrs. Brock and Salvatori and Ms. Wiegand, the CCR Phantom Units vested effective as of the separation on November 28, 2017. Similarly, under the terms of Mr. McCaffrey’s Retention Agreement in place during 2017, the above referenced Phantom Units vested on December 31, 2017. These agreements are described in detail below.

2017 Spin/Separation Awards. In December 2017, our Compensation Committee and Board (upon the recommendation of the Compensation Committee) authorized special spin-off recognition awards in the form of cash and service-based RSUs, which vest ratably over a period of three years on the first, second and third anniversaries of the grant date. The awards were made to our NEOs to recognize the extraordinary efforts they made in completing the separation and to ensure their retention post-separation to continue CEIX’s success as an independent, publicly traded coal company. It is for this reason that the CEO and President received only an RSU award and no cash. The value of the cash awards, and the RSUs (in cash as well as share values as of the grant date) are shown below:

NEO	RSU ($ Value)	RSU (shares)	Cash Award
Mr. Brock	$750,000	25,150	0
Mr. Khani	$200,000	6,706	$150,000
Mr. McCaffrey	$200,000	6,706	$125,000
Ms. Wiegand	$200,000	6,706	$200,000
Mr. Salvatori	$100,000	3,353	$100,000

2017 Payouts under CNX PSU Awards Covering Prior Year CNX LTIC Plans Assumed by CEIX as Part of the Separation. The following awards were originally granted under the CNX Equity Plan, and were assumed, converted and issued under the Omnibus Plan pursuant to the terms of the EMA. The number of shares subject to each such award were adjusted in a manner intended to preserve the aggregate intrinsic value of the original CNX award as measured immediately before and immediately after the separation. Such awards otherwise continue to have the same terms and conditions that applied to the original CNX awards immediately prior to the separation. The award values shown in the tables below reflect adjusted values.

•

CNX Three-Year LTIC; 2015 – 2017. In January of 2015, our NEOs (other than Ms. Wiegand) were granted PSUs that vest, if earned, over a three-year period (January 1, 2015 through December 31, 2017) initially based on two metrics: return on capital employed (“ROCE”) and Relative TSR as compared to the S&P 500. In January 2018, our Compensation Committee determined the actual payout of the 2015 – 2017 PSU awards by following the formula with the two metrics of Relative TSR and ROCE being equally weighted.

PSU PERFORMANCE MEASURES
	Relative TSR (50%)		ROCE 50%
Performance	vs S&P 500 (2015-2017)	Payout Prior to Weighting	Average	Payout (prior to overall weighting)
< Threshold	<25th percentile	0%	<3.0%	0%
Threshold	25th percentile	50%	3.0%	50%
Target	50th percentile	100%	5.2%	100%
Outstanding	75th percentile	200%	8.0%	200%

42	– 2018 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Based on the targets above and the actual performance results shown in the chart below, our Compensation Committee determined that, with respect to the three-year performance period beginning January 1, 2015 through December 31, 2017, the PSUs were earned at 100% of target, based on (1) a TSR score of 0% and (2) a ROCE score of 200%.

Performance Metric	Performance Results (%)	Units Earned	Weighting (50%)	Total Units Earned
TSR	4th percentile	0%	50%	0%
ROCE*	11.43%	200%	50%	200%

TSR was measured by comparing CNX’s 10-day average closing stock price per share ending on December 31, 2015 and the companies in the S&P 500 as of that same date against the 10-day average closing stock price per share ending December 31, 2017. The calculation of ROCE* is set forth in Appendix A to this Proxy Statement.

As a result of the above performance determinations, our NEOs earned the following PSUs for the 2015-2017 performance period:

Named Executive Officer	PSUs Granted 2015 (Target)	Shares of Common Stock Issued (Earned PSUs)
Mr. Brock	10,315	10,315
Mr. Khani	23,837	23,837
Mr. McCaffrey	2,499	2,499
Mr. Salvatori	1,248	1,248

•

CNX Five-Year LTIC; 2016 – 2020. In January 2016, Messrs. Brock, Khani, McCaffrey and Salvatori were granted PSUs that vest, if earned, ratably over a five-year period (January 1, 2016 through December 31, 2020) based on Absolute Stock Price and Relative TSR as compared to the S&P 500. The vesting of the 2016-2020 PSU awards is calculated annually based on the following pre-established equally weighted performance goals, with the aggregate payout capped at 200% of target:

Performance Metric	Performance Results	Units Earned (%)	Weighting (%)	Total Units Earned (%)
Relative TSR	96.8th Percentile	200%	50%	200%
Absolute Stock Price Per Share	$14.46	200%	50%	200%

Relative TSR for the 2017 tranche was measured by comparing CNX’s 10-day average closing stock price per share ending on December 31, 2017 against the companies in the S&P 500 as of the same date using a 10-day average closing stock price per share ending on December 31, 2016.

The Absolute Stock Price metric for the 2017 tranche was measured by comparing CNX’s GDSP of $5.26 per share against CNX’s 10-day average closing stock price per share ending December 31, 2017 of $14.46 per share.

– 2018 Proxy Statement	43

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

As a result of the achievement of the above performance factors, our NEOs earned the following payouts with respect to the 2017 PSU tranche:

Named Executive Officer	2017 PSU Tranche (at target)	Target Payout (%)	Payout Amounts (# of shares)
Mr. Brock	9,960	200%	19,920
Mr. Khani	19,920	200%	39,840
Mr. McCaffrey	2,489	200%	4,978
Mr. Salvatori	747	200%	1,494

•

CNX Five-Year LTIC; 2017 – 2021. Our Compensation Committee reviewed the PSU award granted to Mr. Khani as described above on page 41, and because the pre-established performance goals relating to Relative TSR and Absolute Stock Prices were not met at the threshold level, no vesting was approved with respect to the 2017 PSU tranche.

Retirement Benefit Plans in Effect during 2017 – Assumed under EMA. We maintain several retirement plans described below, the purpose of which is to attract and retain employees and to ensure an overall competitive compensation and benefits offering for all of our employees, including our NEOs. The maintenance of these plans also reflects commitments made under the terms of the EMA, which required us to assume certain plan liabilities as a result of the separation.

•

Qualified Defined Contribution Plan. Generally effective as of September 1, 2017, we established a qualified Investment Plan to mirror substantially the terms of the CNX Investment Plan which operates as a 401(k) savings plan for eligible employees of CEIX and its affiliates, including our NEOs. Plan participants may make before-tax and/or after-tax contributions of 1% to 75% of eligible compensation to the plan via payroll deductions. Plan participants who have attained age 50 before the end of the plan year are eligible to make catch-up contributions. A participant may also separately designate from 1% to 75% (not to exceed $10,000) of any incentive compensation payment as a before-tax and/or after-tax contribution. The company matches 100% of a participant’s contribution up to 6% of eligible compensation. The plan also permits certain discretionary contributions ranging from 1% to 6%.

•

Qualified Defined Benefit Plan. Under the terms of the EMA, we assumed sponsorship of the CNX Inc. Employee Retirement Plan (the “CNX Employee Retirement Plan”), a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which was initially frozen in 2014 for certain plan participants and then subsequently frozen to all remaining plan participants as of December 31, 2015.

•

Non-qualified Retirement Restoration Plan (the “Restoration Plan”). Under the terms of the EMA, we assumed the obligations for certain participants under the CNX Restoration Plan and adopted a new plan effective as of the separation under which we will meet our obligation to pay these restoration plan benefits. This plan is an unfunded deferred compensation plan maintained for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. This plan has been frozen since December 31, 2006.

•

Non-Qualified Supplemental Retirement Plan. Under the terms of the EMA, we also assumed the obligations for certain participants under the CNX Supplemental Retirement Plan, and adopted a new plan effective as of the separation under which plan we shall meet our obligation to pay benefits under this supplemental retirement plan. This plan was frozen effective as of December 31, 2011.

•

Non-Qualified Defined Contribution Restoration Plan (the “New Restoration Plan”). We also assumed obligations for certain participants arising from the CNX New Restoration Plan, which unlike the plans discussed above is not frozen and covers our current employees, including our NEOs. Eligibility for benefits under this plan is determined each calendar year, and participants whose eligible plan compensation exceeds the compensation limits imposed by section 401(a)(17) of the Code (up to $270,000

44	– 2018 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

for 2017) are eligible for New Restoration Plan benefits. The amount of each participant’s benefit under this plan is equal to 9% times his or her eligible plan compensation, less 6% times the lesser of his or her annual base salary as of December 31 or the compensation limit imposed by the Code for such year ($270,000 for 2017). These benefits are described in the compensation tables following this CD&A on page 55.

Change in Control Agreements and Retention Agreement in Place during 2017 – Impact of the Separation. As of December 31, 2017, only Messrs. Brock and Salvatori and Ms. Wiegand were covered by change of control agreements (“CIC Agreements”). These agreements were initially adopted by and between CNX, the General Partner, and CONSOL Pennsylvania Coal Company LLC (the “CONSOL Companies”) and were assigned by CNX to CEIX pursuant to the terms of the EMA in connection with the separation on November 28, 2017. While Messrs. Khani and McCaffrey had previously been covered by change in control agreements with CNX, their agreements were not assigned and terminated as of the separation date, November 28, 2017.

The CIC Agreements in effect as of December 31, 2017 provide severance benefits to Mr. Brock, Mr. Salvatori and Ms. Wiegand if they are terminated (i) for any reason, other than cause (as defined below), death or disability, that occurs not more than three months prior to or within two years after a change in control, or is requested by a third party initiating the change in control or (ii) within the two-year period after a change in control, if the executive is constructively terminated (as defined below).

Under the two circumstances described above, each of these NEOs would be entitled to receive:

•	a lump sum cash payment equal to a multiple of base salary plus a multiple of incentive pay (the multiple, in each case, for Mr. Brock is 2.0, for Ms. Wiegand is 1.5 and for Mr. Salvatori is 1.5);

•	a pro-rated payment of the executive’s incentive pay for the year in which termination occurs;

•	for a specified period (18 months), the continuation of medical and dental coverage (or monthly reimbursements in lieu of continuation); and

•	certain other benefits including but not limited to accelerated vesting of all outstanding equity awards, a supplemental 401(k) matching contribution, an enhanced pension and outplacement assistance.

The CIC Agreements also include restrictive covenants relating to confidentiality, non-competition and non-solicitation, and require the NEO to sign an appropriate release of claims. The CIC Agreements do not include any change in control “gross up” feature for any excise taxes imposed by Section 280G of the Code on “excess parachute payments” payable to our NEOs.

In March 2016, CNX entered into a retention agreement with Mr. McCaffrey, which was assigned to CEIX under the terms of the EMA in connection with the separation effective as of November 28, 2017. The agreement included a commitment to accelerate all outstanding equity awards made to Mr. McCaffrey under the CNX 2017 Long-Term Incentive Plan so long as Mr. McCaffrey remained employed with CNX or its subsidiaries, or CEIX (as a result of the EMA) through December 31, 2017. In particular, the agreement provided that all equity awards granted to him under the 2017 CNX LTIC including CCR Phantom Units would vest on December 31, 2017, and in the case of any PSU awards, such awards would continue to be subject to the attainment of any performance goals as determined by the compensation committee after the end of the applicable performance period.

These agreements are described in further detail in the Pension Benefits Table and subsequent narrative beginning on page 55.

2018 Actions by Compensation Committee

Our Compensation Committee first met in December 2017 as soon as the separation was completed and met again in January 2018. At those meetings, our Compensation Committee considered and approved a framework for our 2018 ongoing compensation program that is discussed below.

CEIX Compensation Committee and Management Roles. Our Compensation Committee requests that the CEO be present at committee meetings, where compensation and corporate performance are discussed and evaluated. The CEO is free to provide insight, suggestions or recommendations regarding executive compensation if

– 2018 Proxy Statement	45

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

present during these meetings or at other times. However, only independent committee members are allowed to vote on decisions made regarding executive compensation. In making its determinations with respect to executive compensation, the committee is supported by CEIX’s Chief Administrative Officer, General Counsel and Mercer, the committee’s independent compensation consultant. While the committee meets with the CEO to discuss his own compensation package, ultimately, decisions regarding the CEO’s compensation are made by the committee in executive session without the CEO or any other executive officer present, solely based upon the committee’s deliberations. Decisions regarding other NEOs who report directly to the CEO are also made by the committee (or Board, in the case of equity grants, absent a delegation to the committee or CEO) after considering recommendations from the CEO, General Counsel and Chief Administrative Officer.

Compensation Consultant for CEIX. In December 2017, our Compensation Committee retained Mercer as an independent expert compensation consultant directly, although in carrying out its assignments, Mercer also interacts with CEIX management when necessary and appropriate. Specifically, the Chief Administrative Officer, responsible for Human Resources matters, including executive compensation, interacts with the consultant to provide compensation data, best practices data, and executive compensation trends. In addition, Mercer may, in its discretion, seek input and feedback from executives regarding its consulting work product prior to the presentation to the Compensation Committee to align with CEIX’s business strategy, determine that additional data may need to be gathered, or to identify other issues, if any, prior to the presentation to the Compensation Committee.

Increase in 2018 Base Salaries. In January 2018, the Compensation Committee recommended, and the Board approved, increases in the base salaries of Messrs. Brock and Salvatori and Ms. Wiegand to reflect their increased roles and responsibilities and to ensure that such executives are compensated competitively in line with CEIX’s Peer Group (defined below) and general industry. Effective as of February 16, 2018, Mr. Brock’s 2018 base salary is $650,000, Ms. Wiegand’s 2018 base salary is $300,000, and Mr. Salvatori’s 2018 base salary is $270,000.

2018 STIC and LTIC Targets. In January of 2018, the Compensation Committee reviewed and recommended that the Board approve the STIC and LTIC compensation targets for our NEOs to ensure that their short-term and long-term compensation opportunities are in line with the CEIX Peer Group and general industry. The targets, expressed as a percentage of each NEO’s base salary, are included in the table below.

Name of Executive	Base Salary	2018 STIC	2018 LTIC
Mr. Brock	$650,000	110%	350%
Mr. Khani	$530,566	70%	487%
Mr. McCaffrey	$389,500	50%	128%
Ms. Wiegand	$300,000	50%	42%
Mr. Salvatori	$270,000	50%	46%

While the targets for all of our NEOs were reviewed, only the STIC (for Messrs. Brock and Salvatori and Ms. Wiegand) and LTIC targets (for Messrs. Brock, McCaffrey and Salvatori and Ms. Wiegand) were adjusted.

2018 Peer Group. Beginning in 2018, the Compensation Committee selected the following eleven companies (the “Peer Group”) based on the recommendation of Mercer, which includes companies in the coal and energy industry similar in revenue size to CEIX and with industry and business characteristics comparable to CEIX in terms of revenue and market cap and with whom we compete for talent. The Compensation Committee does not target a particular percentile within the Peer Group in setting an NEO’s compensation, but uses the Peer Group compensation data as one of several reference points useful in determining the form and amount of compensation. The Compensation Committee also uses general industry competitive market data to evaluate our NEO total compensation packages.

Alliance Resources Partners, LP	Hallador Energy Inc.
Arch Coal Inc.	Louisiana-Pacific Corporation
Cleveland-Cliffs Inc.	Natural Resources Partners LP
Cloud Peak Energy Inc	Peabody Energy Corporation
Compass Minerals Inc.	Westmoreland Coal Company
Foresight Energy LP

46	– 2018 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

2018 STIC. In January 2018, the Compensation Committee recommended, and the Board approved, 2018 annual incentive awards for the 2018 performance period beginning January 1, 2018 through December 31, 2018, the payment of which is contingent on the company’s successful achievement of performance goals related to Operating Margin and Free Cash Flow, equally weighted, but subject to modification influenced by each NEO’s contribution towards achieving environmental and safety initiatives, as determined by our Compensation Committee. The STIC awards include threshold, target and maximum performance levels. If actual performance against the threshold level of performance is not achieved, then no cash payment will be made. The maximum performance possible (for outstanding performance) is 200% of target performance.

2018 Equity Awards. In January 2018, the Compensation Committee recommended and the Board also approved 2018 LTIC awards to each of our NEOs to be delivered in the form of PSUs (60%) and RSUs (40%) reinforcing the company’s commitment to provide for a greater percentage of performance-based compensation to our NEOs. The RSUs vest ratably over a period of three years, and the PSUs also vest ratably over a period of three years, but only to the extent that pre-established performance metrics related to relative total stockholder return and free cash flow are achieved. The PSUs include threshold, target and maximum performance levels. If actual performance against the threshold level of performance is not achieved, then no payout will be made. The maximum performance possible (for outstanding performance) is 200% of target performance.

New CIC/Severance Agreements adopted in 2018. In connection with a review of the plans and programs that we assumed from CNX conducted post separation, our Compensation Committee recommended, and the Board approved, new severance and double trigger cash severance change in control agreements covering each of our NEOs (other than the CEO), which became effective February 15, 2018. These agreements generally supersede the terms and conditions that were established by the agreements in place during 2017 that were adopted by CNX. While the new agreements include features similar to the agreements in place during 2017, the new agreements also provide for non-change in control severance exclusively upon a termination of employment absent “cause.” In the case of a change in control scenario, the NEO is only entitled to cash severance if, following, or in connection with, a change in control the NEO’s employment is terminated by CEIX absent “cause” or if the NEO resigns due to constructive termination within a specified period. The purpose of these agreements is to ensure that CEIX (a) offers a compensation package that is competitive with that offered by other companies with whom we compete for talent, (b) retains and relies upon the undivided focus of our senior executives immediately prior to, during and following a change in control, and (c) diminishes the inevitable distraction of our NEOs by virtue of personal uncertainties and risks created by the potential job loss following a change in control. Similar to the agreements in place during 2017, the new agreements include double trigger severance change in control provisions, post termination restrictive covenants relating to confidentiality, non-competition and non-solicitation and also require the NEO to sign an appropriate release of claims. The new agreements do not include any gross up feature arising from the excise tax payable on an excess parachute payment.

2018 CEO Employment Agreement. The Compensation Committee also recommended, and the Board approved, an employment agreement for our CEO and President, which became effective on February 15, 2018 and provides for a three-year initial term of employment automatically renewed for additional one-year periods unless either party provides advance written notice within sixty days of the end of the term. The agreement also provides for double trigger change in control severance equal to a three times multiple of our CEO’s base salary plus a three times multiple of his incentive compensation, but only in the event of the executive’s involuntary termination of employment (including resignation following constructive termination) absent “cause.” In addition, the agreement provides for non-change in control cash severance payable in lump sum form to our CEO and President equal to two times his base salary only and payable exclusively in the event of an involuntary termination of employment absent cause. The agreement includes customary restrictive covenants during employment and post termination relating to confidentiality, non-competition and non-solicitation and requires the executive to sign an appropriate release of claims. This agreement supersedes any agreement previously in place during 2017 (or earlier) that was adopted by CNX and assigned to CEIX.

– 2018 Proxy Statement	47

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Governance Policies

Claw Back Policy. We maintain a claw back policy in our Omnibus Plan that permits our Compensation Committee to recover any award, which is subject to recovery under any law, government regulation, and stock exchange listing requirement or company policy. In addition, any awards made under our Omnibus Plan are subject to recoupment in the event an award recipient violates any restrictive covenant in his or her award agreement relating to confidentiality, non-competition or non-solicitation.

Stock Ownership Guidelines/Holding Requirements for NEOs. We adopted stock ownership guidelines applicable to each of our NEOs, which requires that they own a minimum number of shares of CEIX stock, based upon a multiple of base salary. The guidelines provide each NEO with a five-year period from January 25, 2018 to achieve the applicable ownership level. The ownership requirements applicable to the NEOs are as follows:

Named Executive Officer	Ownership Requirement (As Multiple of Base Salary)
President and Chief Executive Officer	5x
Executive Vice President, Chief Financial Officer and Treasurer	2x
Senior Vice President, Coal Marketing	2x
General Counsel and Secretary	2x
Chief Administrative Officer	2x

Our stock ownership guidelines were adopted to align our NEOs’ (as well as our non-employee directors’) interests with those of our stockholders. Unless an NEO has satisfied his or her guideline level, he or she must retain an amount equal to 50% of the net shares received (after tax withholding) upon the exercise or vesting of any equity award under the Omnibus Plan. Shares counted towards the guideline include: shares owned outright by the executive officer or director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive officer or director or his or her immediate family members residing in the same household; vested shares of restricted stock; and vested deferred stock units, restricted stock units or performance share units that may only be settled in shares.

No Hedging/Pledging Policy. Our Corporate Governance Guidelines prohibit any executive officer (including an NEO) from entering into speculative transactions in CEIX securities, and similarly prohibit an executive officer from purchasing or selling puts, calls, options or other derivative securities based on CEIX securities. The policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the holder continues to own the underlying CEIX security without all the risks or rewards of ownership.

Equity Grant Practices Policy: We maintain a written policy adopted in January 2018 for granting equity awards, which describes the Compensation Committee’s practices relating to equity grants to executives and the timing of such grants in relation to material and non-public information and which specifically prohibits the backdating of stock options. The policy also describes the Compensation Committee’s delegation of authority to the Chairman and Chief Executive Officer to award equity to non-executive employees. We do not have a practice or policy of timing our grants in relation to the announcement of material non-public information. In accordance with the policy, all stock option grants must have an exercise price equal to the closing price of CEIX common stock on the date of grant.

Perquisites. We provide limited perquisites that we believe are reasonable, competitive and consistent with our compensation program, which are described more fully in the footnotes to the Summary Compensation Table that appears on page 51.

Tax, Accounting and Regulatory Considerations. Section 162(m) was recently amended to disallow a tax deduction to public companies for compensation over $1 million paid for any fiscal year to the company’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation must be included in this Proxy Statement because they are our most highly compensated officers. Section 162(m)

48	– 2018 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Compensation Committee Report

exempts qualifying performance-based compensation with respect to taxable years beginning on or before December 31, 2017 and payable pursuant to a binding written agreement in effect on November 2, 2017. Thus, only performance-based awards that are deductible in our current fiscal year and performance-based awards outstanding on that date or awarded thereafter pursuant to a binding written agreement may be exempt from the deduction limit if applicable requirements are met. While the CNX Committee historically structured awards to executive officers under the 2017 annual and long-term plans to qualify for this exemption, some of our NEOs did not participate in such plans and hence may not qualify for the exemption. Our Compensation Committee believes that stockholder interests are best served if their discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Therefore, our Compensation Committee has approved certain awards for our NEOs that may not be fully deductible because of Section 162(m) and, in light of the repeal of the performance-based compensation exception to 162(m), expects in the future to approve additional compensation that is not deductible for income tax purposes. However, our Compensation Committee does not anticipate a shift away from variable or performance-based compensation payable to our executive officers in the future, nor do we anticipate applying less rigor in the process by which we establish performance goals or evaluate performance against such pre-established goals, with respect to compensation paid to our NEOs. In addition, accounting considerations are one of many factors that our Compensation Committee considers in determining compensation mix and amount.

Compensation Risk Assessment. In January 2018, our Compensation Committee and Board reviewed the compensation programs and practices of CEIX and determined that such programs do not encourage unnecessary risk-taking. This initial review was conducted by CEIX management and will be conducted annually with the assistance of Mercer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section above with CEIX’s management and, based upon such review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into CEIX’s Annual Report on Form 10-K for the year ended December 31, 2017. The Compensation Committee’s charter is available on our website at www.consolenergy.com.

Members of the Compensation Committee:

Joseph P. Platt, Chairman

Alvin R. Carpenter

John T. Mills

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CEIX under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that CEIX specifically incorporates the Report by reference therein.

– 2018 Proxy Statement	49

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table—2017, 2016 and 2015

Summary Compensation Table – 2017, 2016 and 2015

The following table discloses the compensation for Mr. Brock, the principal executive officer of CEIX, Mr. Khani, the principal financial officer of CEIX, and the other three most highly compensated executives of CEIX serving at fiscal year-end 2017: Mr. McCaffrey, Senior Vice President, Coal Marketing; Ms. Wiegand, General Counsel and Secretary; and Mr. Salvatori, Chief Administrative Officer.

Name and Principal Position(a)	Year (b)	Salary(1) (c)	Bonus(2) (d)	Stock Awards(3) (e)	Option Awards (f)	Non-Equity Incentive Compensation(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) (h)	All Other Compensation(6) (i)	SEC Total (j)
James A. Brock President and Chief Executive Officer	2017	$419,855	$ 0	$2,138,000	$ —	$540,042	$417,165	$891,572	$4,406,634
	2016	$409,654	$ —	$2,368,779	$ —	$533,000	$301,970	$ 45,606	$3,659,009

David M. Khani Executive Vice President, Chief Financial Officer and Treasurer	2017	$530,068	$150,000	$3,197,692	$ —	$612,915	$ 99,402	$ 34,122	$4,624,199
	2016	$517,188	$ —	$3,837,558	$1,855,103	$725,000	$ 87,749	$ 51,297	$7,073,895
	2015	$504,539	$ —	$1,770,339	$ —	$288,000	$ 30,412	$ 48,885	$2,642,235
James J. McCaffrey Senior Vice President, Coal Marketing	2017	$389,123	$125,000	$ 450,000	$ —	$385,021	$428,415	$ 49,456	$1,827,015
	2016	$379,710	$ —	$ 362,657	$ 187,533	$379,710	$337,242	$ 66,534	$1,713,386

Martha A. Wiegand General Counsel and Secretary	2017	$234,231	$200,000	$ 300,000	$ —	$139,379	$ 21,814	$104,312	$ 999,736
Kurt Salvatori Chief Administrative Officer	2017	$240,224	$100,000	$ 200,000	$ —	$166,760	$174,051	$ 30,998	$ 912,033
	2016	$218,264	$ —	$ 56,584	$ 35,129	$132,501	$ 88,659	$ 39,294	$ 570,431

(1)	The amounts in this column represent base salaries before compensation reduction under any CNX, CEIX or affiliated company qualified retirement and/or 401(k) savings plan in effect during 2017.

(2)	The values in this column represent discretionary cash awards to all of the NEOs, except Mr. Brock, in recognition of their significant contributions to the completion of the separation.

(3)

The values set forth in this column represent the aggregate grant date fair value of the service-based and performance-based restricted stock unit awards made by CNX in 2017 to Mr. Khani only prior to adjustment for the impact of the separation, the Phantom Unit awards made by CCR in 2017 to all of the other NEOs, as well as “one-time” spin-related service-based restricted stock awards made by CEIX, all computed in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of the stock awards are set forth in Note 16 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For grants of restricted stock units, the fair value per share is equal to the closing price of CNX’s common stock on the NYSE on the date of grant for awards made by CNX, and equal to the closing price of CEIX’s common stock on the NYSE on the date of grant for awards made by CEIX. With respect to the 2017 grant of performance-based stock units (“PSUs”), the value is reported assuming the target level of performance is achieved. The value of the 2017 PSU award to Mr. Khani assuming the maximum level of performance is achieved would be $3,669,654. For Phantom Units, the grant date fair value is computed based upon the closing price of CCR units on the date of grant.

(4)

The 2017 amounts shown in this column represent cash payments made to the NEOs under the 2017 STIC. See the discussion beginning on page 37 in the “Compensation Discussion and Analysis” section for additional information regarding the 2017 plan design, 2017 performance and payouts authorized under the plan.

(5)

Amounts in this column reflect the actuarial increase in the present value of each NEO’s benefit under the CONSOL Energy Employee Retirement Plan, the CONSOL Retirement Restoration Plan, the CONSOL Supplemental Retirement Plan and the CONSOL New Restoration Plan between December 31, 2016 and December 31, 2017. These amounts were determined using the interest rate and mortality assumptions set forth in our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These amounts represent accounting values and were not realized by our NEOs during 2017.

50	– 2018 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Grants of Plan-Based Awards – 2017

(6)	The amounts shown in this column for 2017 are derived as follows:

Category	BROCK	KHANI	McCAFFREY	WIEGAND	SALVATORI
401(k) Plan Contributions(1)	$16,200	$16,200	$16,200	$14,054	$14,413
Vehicle Allowance or Company Car(2)	$13,000	$13,000	$13,000	$4,500	$13,000
Value of Accelerated Equity(3)	$860,524			$85,758	$3,585
Executive Health Physical(4)	$1,848
Business and Country Club Dues(5)		$4,922	$20,256

(1)	Annual employer contribution to the 401(k) plan.

(2)	Vehicle allowance or company car.

(3)	This column reflects the value of equity awards accelerated under the terms of CIC agreements.

(4)	Executive health physical.

(5)	Business and country club membership dues.

Grants of Plan-Based Awards – 2017

The following table sets forth each grant made to an NEO in the 2017 fiscal year under plans established by CEIX or CCR.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (STIC Awards)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (Target)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James A. Brock	Annual STIC	136,581	273,163	546,326	—	—	—	—	—	—	—
	1/31/2017	—	—	—	—	—	—	73,246	—	—	1,388,000
	12/12/2017	—	—	—	—	—	—	25,150	—	—	750,000
David M. Khani	Annual STIC	185,698	371,396	742,792	—	—	—	—	—	—	—
	1/31/2017	—	—	—	30,157	60,314	120,628	49,349	—	—	2,997,692
	12/12/2017	—	—	—	—	—	—	6,706	—	—	200,000
James J. McCaffrey	Annual STIC	97,375	194,250	389,500				—	—	—	—
	1/31/2017	—	—	—				13,193			250,000
	12/12/2017	—	—	—				6,706			200,000
Martha A. Wiegand	Annual STIC	35,250	70,500	141,000	—	—	—	—	—	—	—
	1/31/2017	—	—	—	—	—	—	5,278	—	—	100,000
	12/12/2017	—	—	—	—	—	—	6,706	—	—	200,000
Kurt Salvatori	Annual STIC	42,175	84,350	168,700	—	—	—	—	—	—	—
	1/31/2017	—	—	—	—	—	—	5,278	—	—	100,000
	12/12/2017	—	—	—	—	—	—	3,353	—	—	100,000

(1)

These awards were made (except in the case of Mr. Khani) pursuant to the CCR STIC, which is described in the “Compensation Discussion and Analysis” beginning on page 37. In the case of Mr. Khani, this award was made initially under the CNX STIC, but as a result of the separation and pursuant to the terms of the EMA between CNX and CEIX, was paid by CEIX prorated to reflect eight months of participation in the CNX STIC and four months participation in the CCR STIC program in which all of our other NEOs participated in 2017.

(2)

This column reports the number of PSUs that may be earned by an NEO (and includes only Mr. Khani for 2017). This award was made to Mr. Khani under the CNX Long-Term Incentive Plan. Under the terms of the EMA between CNX and CEIX in connection with the separation, the award was converted into a CEIX award and adjusted to preserve its pre-separation intrinsic value and issued under our Omnibus Plan. The numbers above reflect the threshold (50%), the target (100%) and the maximum (200%) performance levels.

– 2018 Proxy Statement	51

EXECUTIVE COMPENSATION INFORMATION

UNDERSTANDING OUR SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

(3)	Other than for Mr. Khani, this column reports the number of CCR Phantom Units granted to our NEOs and the number of CEIX RSUs granted to all of our NEOs during 2017.

(4)

The values set forth in this column reflect awards of PSUs (at target) for Mr. Khani and CCR Phantom Units for all of the other NEOs and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The values set forth in this table may not correspond to the actual values that ultimately will be realized by the NEOs upon vesting and settlement.

UNDERSTANDING OUR SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

In addition to base salaries, our executive officers receive a mix of at-risk compensation, both short and long-term, for their services. Pursuant to various plans which have been adopted by either CNX or CCR (and assumed by CEIX in connection with the separation), our executive officers are eligible to receive annual cash incentive awards based on the achievement of certain performance targets. With respect to long-term awards, each of our NEOs also is eligible to receive equity awards, which vary depending upon the year in which granted and include stock options, RSUs, PSUs and/or Phantom Units. Each of these elements of compensation and the plans under which they are awarded are discussed below, and in greater detail in the “Compensation Discussion and Analysis” on page 38.

STIC

To be eligible to receive an annual award under the STIC, an NEO must generally be an active, full-time employee on December 31 of the year for which the award was granted. For more information on the STIC, see the discussion beginning on page 37 in the “Compensation Discussion and Analysis” section.

RSUs

RSUs granted by CNX during 2017 and prior years have converted into CEIX awards in connection with the separation under our Omnibus Plan. Our Compensation Committee (or the CNX Committee prior to November 28, 2017) determines the number of RSUs to be granted to each executive participant, the duration of such awards, the conditions under which the RSUs may be forfeited to CEIX, and the other terms and conditions of such awards. RSUs are structured to comply with Section 409A of the Code. Accordingly, distributions shall be made only upon a permissible distribution event, including upon separation from service.

PSUs

PSU awards were also granted by CNX during 2017 and prior years, and similar to RSUs were converted into CEIX awards in connection with the separation under our Omnibus Plan, and represent a contingent right to receive shares of CEIX common stock to the extent such units are earned and become payable pursuant to the terms of the plan and related award documents. For more information on the PSU awards, see the discussion beginning on pages 40-44 in the “Compensation Discussion and Analysis” section.

Options

Option grants included in the Summary Compensation Table include historical grants made by CNX prior to 2017, which remain outstanding awards under CNX’s Equity Plan retained by CNX under the terms of the EMA in connection with the separation. These awards generally vest ratably over a three-year period from the grant date with each option, once vested, representing the right to receive one share of stock upon exercise of the option. The CNX Committee determined the number of options to be granted to each executive participant, the terms of the option (generally ten years), and the other terms and conditions of their option awards.

Phantom Units

A phantom unit is a notional unit that entitles the grantee to receive a common unit upon vesting of the phantom unit, typically tied to a vesting schedule based on years of service or time, equal to the fair market value of a common unit. The phantom units described in our compensation tables refer to awards granted under the 2015 CONSOL Coal Resources LP Long-term Incentive Plan during 2017.

52	– 2018 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Outstanding Equity Awards at Fiscal Year-End for CEIX—2017

Outstanding Equity Awards at Fiscal Year-End for CEIX – 2017

The following table sets forth all unexercised options, and unvested RSU and PSU awards that have been awarded to our NEOs by CNX and CEIX and were outstanding as of December 31, 2017. Stock options listed below reflect awards granted by CNX, which awards remained with CNX under the terms of the EMA between CEIX and CNX. The EMA also required that any outstanding equity awards, including RSUs and PSUs originally granted by CNX, be converted, adjusted and issued under CEIX’s Omnibus Plan. All such awards listed below that were granted prior to the separation (whether retained by CNX or converted into CEIX common stock) reflect an adjusted number of shares subject to each such award in a manner to preserve the aggregate intrinsic value of the original award measured immediately before and after the separation. Such adjusted awards continue to have the same general terms and conditions that applied to the original CNX awards immediately prior to the separation.

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)		Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#) (i)(10)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)(11)
James A. Brock	3,593	(1)				68.0929	02/19/2018	25,150	(7)	$993,677
	7,331	(2)				24.1551	02/17/2019
	4,752	(3)				43.7215	02/16/2020
	7,310	(4)				42.0852	02/23/2021
	14,345	(5)				31.2890	01/26/2022
David M. Khani	8,647	(5)				31.012	01/26/2022	56,055	(7)	$2,214,733	179,830	7,105,083
	88,395	(6)	176,392	(6)		6.8743	01/26/2026	14,296	(8)	$564,835
								23,837	(12)	$941,799
								39,840	(13)	$1,574,078
James J. McCaffrey	3,992	(1)	—		—	68.0929	02/19/2018	6,706	(8)	$264,954	—	—
	10,181	(2)	—		—	24.1551	02/17/2019	—		—	—	—
	6,602	(3)	—		—	43.7215	02/16/2020	—		—	—	—
	7,310	(4)	—		—	42.0852	02/23/2021	—		—	—	—
	10,247	(5)	—		—	31.2890	01/26/2022	—		—	—	—
	33,148	(6)				6.8743	01/26/2026
Martha A. Wiegand	286	(2)				24.1551	02/16/2019	6,706	(8)	$264,954
	562	(3)	—		—	43.7215	02/16/2020
	702	(4)	—		—	42.0852	02/23/2021	—		—	—	—
	1,016	(5)				31.2890	01/26/2022	—		—	—	—
Kurt Salvatori	1,738	(2)	—		—	24.1551	02/17/2019	3,353	(8)	$132,477	—	—
	1,584	(3)	—		—	43.7215	02/16/2020	—		—	—	—
	1,739	(4)	—		—	42.0852	02/23/2021	—		—	—	—
	658	(14)	—		—	45.9985	04/01/2021	—		—	—	—
	3,073	(5)	—		—	31.2890	01/26/2022
	9,944	(6)				6.8743	01/26/2026

– 2018 Proxy Statement	53

EXECUTIVE COMPENSATION INFORMATION

Option Exercises and Stock Vested Table – 2017

(1)	Options granted February 19, 2008 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(2)	Options granted February 17, 2009 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(3)	Options granted February 16, 2010 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(4)	Options granted February 23, 2011 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(5)	Options granted January 26, 2012 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(6)	Options granted May 11, 2016 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on January 29, 2017.

(7)	RSUs granted on September 24, 2014 vest subject to continued employment in one lump sum on the fifth anniversary of grant date.

(8)	RSUs granted on January 31, 2017 and December 12, 2017 and vest in three equal installments (subject to rounding) beginning on the first anniversary of the grant date.

(9)	The market value for RSUs was determined by multiplying the closing market price for CEIX common stock on December 29, 2017 ($39.51) by the number of shares underlying the RSU awards.

(10)

This column shows the number of unvested PSUs as of December 31, 2017. The performance period for the PSUs granted in 2017 is January 2017 through December 2021, vesting one-fifth per year and for the PSUs granted in 2016 is January 2016 through December 2020, vesting one-fifth per year and for the PSUs granted in 2015 is January 1, 2015 through December 31, 2017. The amounts presented for the 2016 PSU awards are based on achieving performance goals at a maximum level. The amounts presented for the 2017 PSU awards are based on achieving the target level for the 2016 and 2017 PSU awards for a catch-up payout for missed years if CEIX achieves target performance or greater at the end of a future period.

(11)	The market value for PSUs was determined by multiplying the closing market price for CEIX common stock on December 29, 2017 ($39.51) by the number of shares underlying the PSU awards.

(12)	The performance period for the PSU award was January 1, 2015 through December 31, 2017. The amounts are based on actual results for the period.

(13)	The performance period for the 2017 tranche of the 2016 PSU awards was January 1, 2017 through December 31, 2017. The amounts are based on actual performance results for the period.

(14)	Options granted April 1, 2011 that vested became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested Table – 2017

The following table sets forth information concerning each exercise of CNX stock options, if any, as well as any vesting of RSUs and PSUs of CEIX (which were initially granted by CNX and converted into CEIX awards) and also includes any CCR Phantom Units that vested during the 2017 fiscal year.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James A. Brock	—	—	181,035	$2,811,153
David M. Khani	—	—	95,233	$1,408,949
James J. McCaffrey	—	—	13,284	$194,577
Martha A. Wiegand	—	—	16,899	$249,036
Kurt Salvatori	—	—	10,282	$153,315

(1)	None of our NEOs exercised any stock options during 2017.

(2)

These amounts reflect the number of shares relating to RSUs that vested on the applicable vesting date, prior to the withholding of any shares to satisfy taxes for each of the NEOs affected. Values include the vesting of (i) RSU awards granted in 2014, 2015 and 2017, (ii) PSU awards granted in 2014 and 2016, and (iii) the value of Phantom Unit awards granted in 2016 and 2017.

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EXECUTIVE COMPENSATION INFORMATION

Pension Benefits Table—2017

Pension Benefits Table – 2017

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and non-qualified defined benefit plans (which we refer to as the Retirement Restoration Plan, the Supplemental Retirement Plan and the New Restoration Plan), but excluding nonqualified defined contribution plans.

Name	CEIX Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
James A Brock	Employee Retirement Plan	34	$1,383,524	—
	Retirement Restoration Plan	25	$178,928	—
	Supplemental Retirement Plan	20	$1,697,016	—
	New Restoration Plan	6	$256,132	—
David M. Khani	Employee Retirement Plan	3	$40,300	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	.25	$20,265	—
	New Restoration Plan	6	$355,051	—
James J. McCaffrey	Employee Retirement Plan	37	$1,553,747	—
	Retirement Restoration Plan	28	$557,953	—
	Supplemental Retirement Plan	20	$1,612,714	—
	New Restoration Plan	6	$208,159	—
Martha A. Wiegand	Employee Retirement Plan	6	$39,823	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	—	$—	—
	New Restoration Plan	2	$24,728	—
Kurt Salvatori	Employee Retirement Plan	23	$496,229	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	19	$330,994	—
	New Restoration Plan	6	$75,344	—

(1)	The accumulated benefits included in this column were computed through December 31, 2017 using the assumptions stated in the financial statements included in the 2017 Annual Report (Note 13).

Understanding Our Pension Benefits Table

This section provides information regarding CEIX’s retirement programs, which include the following plans that were either adopted or assumed in connection with the separation:

•	Employee Retirement Plan;

•	Retirement Restoration Plan;

•	Supplemental Retirement Plan; and

•	New Restoration Plan.

Employee Retirement Plan (the “Pension Plan”)

Under the terms of the EMA, CEIX assumed sponsorship of the CONSOL Energy Inc. Employee Retirement Plan (the “CNX Employee Retirement Plan” or the “Pension Plan”), which was previously sponsored by CNX and is a qualified

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Understanding Our Pension Benefits Table

defined benefit plan that pays retirement benefits based on years of service and compensation. The Pension Plan is a qualified plan, meaning that it is subject to a variety of IRS rules. Effective December 31, 2015, the Pension Plan was frozen and no employee, including any of our NEOs, is eligible for future accruals under the plan.

Eligibility

Historically, the Pension Plan covered employees of CEIX and affiliated participating companies that are classified as regular, full-time employees or that complete 1,000 hours of service during a specified twelve-month period. As mentioned above, the plan was frozen on December 31, 2015 for all participants as of December 31, 2015. As a result of these amendments, none of our NEOs have accrued any additional benefits under the Pension Plan after December 31, 2015.

Incapacity Retirement

Employees who have attained age 40 with at least ten years of service who are deemed disabled and consequently receive a Social Security disability award (proving the disability occurred while employed by CEIX or a participating affiliated company) are eligible for an incapacity retirement resulting in an unreduced benefit under the Pension Plan, payable in the form of an annuity, commencing the month following termination. Messrs. Brock, McCaffrey and Salvatori have satisfied the age and service conditions necessary to be eligible for incapacity retirement under the Pension Plan as of December 31, 2017, if he had incurred a qualifying disability on that date.

Separation Retirement

Employees who terminate employment with five or more years of service prior to attaining age 50, or who have attained age 50 but have fewer than ten years of service upon termination, qualify for separation retirement. The accrued vested benefit is payable at a reduced amount for payments commencing prior to age 65, or the full benefit may be paid at age 65. As of December 31, 2017, Messrs. Khani and Salvatori and Ms. Wiegand are eligible for separation retirement under the Pension Plan; provided, however, that Ms. Wiegand and Mr. Salvatori would not be entitled to payment until each NEO attained age 50.

Early Retirement

Employees who have completed ten or more years of service and are age 50 or older upon termination are eligible for early retirement. Under early retirement, an employee may elect to defer payment to age 65 or elect to begin receiving payment the first of any month up to age 65, subject to a reduction for age. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. As of December 31, 2017, Messrs. Brock and McCaffrey are eligible for early retirement under the Pension Plan.

Normal Retirement

Employees who terminate employment and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. None of the NEOs qualify for normal retirement under the Pension Plan as of December 31, 2017, if they had terminated employment on that date.

Form of Payment

The portion of accrued pension benefits earned under the Pension Plan as of December 31, 2005 may be, upon the election of the participant, paid in the form of a lump-sum payment except in the case of an incapacity retirement as discussed above. Pension benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity.

Calculation of Benefits

Pension benefits, which are now frozen, are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years while eligible for service under the Pension Plan. Average monthly pay for this purpose excludes compensation in excess of limits imposed by the Code. Since the Pension Plan is frozen, average monthly pay is based on pay as of December 31, 2014 for Mr. Khani and Ms. Wiegand and as of

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EXECUTIVE COMPENSATION INFORMATION

Potential Payments Upon Termination or Change in Control Tables

December 31, 2015 for Messrs. Brock, McCaffrey and Salvatori. Prior to January 1, 2006, pension benefits were calculated based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under CEIX’s STIC, again excluding compensation in excess of limits imposed by the Code.

Retirement Restoration Plan (the “Restoration Plan”)

Under the terms of the EMA, CEIX assumed the obligations for certain participants under the CNX Restoration Plan and adopted a new plan effective as of the separation under which it will meet its obligation to pay these restoration plan benefits. This plan is an unfunded deferred compensation plan maintained by the company for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. This plan has been frozen since December 31, 2006.

Supplemental Retirement Plan

Under the terms of the EMA, CEIX also assumed the obligations for certain participants from the CNX Supplemental Retirement Plan, and adopted a new plan effective as of the separation under which plan it will meet its obligation to pay benefits under this supplemental retirement plan. This plan has been frozen since December 31, 2011.

New Restoration Plan

CEIX has also assumed obligations for certain participants arising from the CNX New Restoration Plan, which, unlike the plans discussed above is not frozen and covers current CEIX employees, including our NEOs. Eligibility for benefits under this plan is determined each calendar year, and participants whose eligible plan compensation exceeds the compensation limits imposed by Section 401(a)(17) of the Code (up to $270,000 for 2017) are eligible for New Restoration Plan benefits. The amount of each participant’s benefit under this plan is equal to 9% times his or her eligible plan compensation, less 6% times the lesser of his or her annual base salary as of December 31 or the compensation limit imposed by the Code for such year ($270,000 for 2017).

Potential Payments Upon Termination or Change in Control Tables

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, resignation, an incapacity retirement or an involuntary termination absent cause of one of our NEOs, or a change in control of CEIX as defined by applicable plans and agreements.

For each currently employed NEO, the payments and benefits detailed in the tables below are in addition to any payments under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis. The tables also assume that employment termination and/or a change in control occurred on December 31, 2017 and are based only on agreements or plans in place as of December 31, 2017. In this regard, only Messrs. Brock and Salvatori and Ms. Wiegand were covered by change in control agreements post-separation during 2017; however, we adopted new change in control agreements covering all of our NEOs in early 2018.

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EXECUTIVE COMPENSATION INFORMATION

Potential Payments Upon Termination or Change in Control Tables

A description of the key elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are described under “Compensation Discussion and Analysis” on page 45 and further explained in the section following these tables entitled “Understanding our Change in Control and Employment Termination Tables and Information.” The footnotes to the tables also describe the assumptions that were used in calculating the amounts described below.

James A. Brock*

Payments Upon Termination	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$840,500
Short-Term Incentive(2)	—	—	$273,163	—	$769,333
Severance Pay Plan(3)	—	$202,043	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	—	—	—	—	$993,677
PSUs: Unvested	—	—	—	—	—
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	—	—	—	$20,241
401(k) payment(7)	—	—	—	—	$24,300
Restoration Plan(8)	—	—	—	—	$2,557
Supplemental Retirement Plan(9)	—	—	—	—	$881,423
New Restoration Plan(10)	—	—	—	—	$82,002
280G Tax Reduction(11)	—	—	—	—	$(367,914)
TOTAL	—	$202,043	$273,163	—	$3,271,119

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

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EXECUTIVE COMPENSATION INFORMATION

Potential Payments Upon Termination or Change in Control Tables

David M. Khani*

Payments Upon Termination	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	$371,396	—	—
Short-Term Incentive(2)	—	—	—	—	—
Severance Pay Plan(3)	—	$81,626	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$2,514,614	—	$2,514,614	—	$2,779,568
PSUs: Unvested	—	—	$4,744,084	—	$4,744,084
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	—
Healthcare Continuation(6)	—	—	—	—	—
401(k) payment(7)	—	—	—	—	—
Restoration Plan(8)	—	—	—	—	—
Supplemental Retirement Plan(9)	—	—	—	—	$16,808
New Restoration Plan(10)	—	—	—	—	—
280G Gross up(11)	—	—	—	—	—
TOTAL	$2,514,614	$81,626	$7,630,094	—	$7,540,460

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

James J. McCaffrey*

Payments Upon Termination	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	—
Short-Term Incentive(2)	—	—	$194,750	—	—
Severance Pay Plan(3)	—	$187,260	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	—	—	—	—	$264,954
PSUs: Unvested	—	—	—	—	—
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	—
Healthcare Continuation(6)	—	—	—	—	—
401(k) payment(7)	—	—	—	—	—
Restoration Plan(8)	—	—	—	—	—
Supplemental Retirement Plan(9)	—	—	—	—	$961,135
New Restoration Plan(10)	—	—	—	—	—
280G Gross up(11)	—	—	—	—	—
TOTAL	—	$187,260	$194,750	—	$1,226,089

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

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EXECUTIVE COMPENSATION INFORMATION

Potential Payments Upon Termination or Change in Control Tables

Martha A. Wiegand*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$352,500
Short-Term Incentive(2)	—	—	$70,500	—	$105,750
Severance Pay Plan(3)	—	$40,673	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	—	—	—	—	$264,954
PSUs: Unvested	—	—	—	—	—
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	—	—	—	$12,663
401(k) payment(7)	—	—	—	—	$21,150
Restoration Plan(8)	—	—	—	—	—
Supplemental Retirement Plan(9)	—	—	—	—	—
New Restoration Plan(10)	—	—	—	—	$19,300
280G Gross up(11)	—	—	—	—	—
TOTAL	—	$40,673	$70,500	—	$801,317

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Kurt Salvatori

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$361,500
Short-Term Incentive(2)	—	—	$84,350	—	$151,744
Severance Pay Plan(3)	—	$115,865	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	—	—	—	—	$132,477
PSUs: Unvested	—	—	—	—	—
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	—	—	—	$24,256
401(k) payment(7)	—	—	—	—	$21,690
Restoration Plan(8)	—	—	—	—	—
Supplemental Retirement Plan(9)	—	—	—	—	$537,878
New Restoration Plan(10)	—	—	—	—	$23,545
280G Tax Reduction(11)	—	—	—	—	$(142,037)
TOTAL	—	$115,865	$84,350	—	$1,136,053

(1)

If a change in control occurred and the NEO’s employment did not terminate, each NEO would only be entitled to accelerated vesting of unvested equity awards (if any) as of the change in control shown under the column Long-Term Incentive Compensation. In the event of a

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Understanding Our Change in Control and Employment Termination Tables and Information

qualifying termination in connection with a change in control, Messrs. Brock and Salvatori and Ms. Wiegand would also be entitled to a lump sum cash payment equal to a multiple of base salary plus a multiple of incentive pay (the multiple for Mr. Brock is 2.0, for Ms. Wiegand is 1.5, and for Mr. Salvatori is 1.5). The narrative following these tables contains a description of events that constitute a change in control.

(2)

In the event of death, each NEO would earn a pro rata portion of his or her short-term incentive award. In the event of a qualifying termination in connection with a change in control, Messrs. Brock and Salvatori and Ms. Wiegand, would also be entitled to a pro-rated payment of his or her short-term incentive compensation based upon the length of service during the year in which the termination occurred under the terms of their change in control agreements. Assuming a target payout for 2017 and a change in control at year-end, each of these NEOs would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards.

(3)

The company maintains a severance policy that provides a benefit equal to one week of severance for every year of service with a minimum of 8 weeks and a maximum of 25 weeks in the event of involuntary termination of employment absent cause. As of December 31, 2017, Messrs. Brock, Khani, McCaffrey and Salvatori were entitled to 25 weeks, 8 weeks, 25 weeks and 25 weeks of severance, respectively. Ms. Wiegand was entitled to 9 weeks of severance.

(4)

For Messrs. Brock and Salvatori and Ms. Wiegand, who are covered by change in control agreements, all of their outstanding equity awards would vest in the event of a change in control. The accelerated awards shown in this column for Messrs. Brock, McCaffrey and Salvatori and Ms. Wiegand relate only to the RSU awards granted on December 12, 2017 as other outstanding awards for each of these NEOs vested under the terms of their change in control agreements at the separation (for Brock, Salvatori and Wiegand) and under the terms of his Retention Agreement for Mr. McCaffrey. For Mr. Khani, who was not covered by a change in control agreement, the values shown above relate to RSU awards granted on September 24, 2014, January 31, 2017 and December 12, 2017 that would vest assuming he terminated on account of an Incapacity Retirement on December 31, 2017, and PSU awards granted on January 29, 2016 and January 30, 2017 that would vest in the event of his death (at target) on December 31, 2017. All awards shown in this column are valued based on the company’s closing stock price of $39.51 on December 31, 2017.

(5)

This represents the lump sum payment due Messrs. Brock and Salvatori and Ms. Wiegand for outplacement services under their change in control agreements assuming a qualifying termination related to a change in control event on December 21, 2017.

(6)

This represents the lump sum payment due Messrs. Brock and Salvatori and Ms. Wiegand for the continuation of medical, drug and dental coverage for 18 months under their change in control agreements assuming a qualifying termination related to a change in control event on December 31, 2017.

(7)

This represents the supplemental 401(k) contribution due Messrs. Brock and Salvatori and Ms. Wiegand under their change in control agreements assuming a qualifying termination related to a change in control event on December 31, 2017.

(8)	This represents the lump sum payment due Mr. Brock under the terms of the Restoration Plan in the event of a qualifying termination related to a change in control event on December 31, 2017.

(9)

This represents the benefit due Messrs. Brock, Khani and Salvatori under the Supplemental Retirement Plan in the event of a qualifying termination related to a change in control event on December 31, 2017.

(10)	This represents the benefit due each NEO under the terms of the New Restoration Plan in the event of a qualifying termination related to a change in control event on December 31, 2017.

(11)

This calculation is an estimate for proxy disclosure purposes only. Note that actual payments for Messrs. Brock and Salvatori would be reduced pursuant to the terms of their respective change in control agreements by the amounts shown in the above tables under “280G Tax Reduction.” Payments made in connection with an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing equity awards, changes in compensation, reasonable compensation analyses and the value of any covenant not to compete. Assumptions used in the Proxy Statement include: Marginal federal rate of 39.6%, FICA rate of 2.35% West Virginia state rate of 6.5% for Mr. Brock and Pennsylvania state rate of 3.07% for Ms. Wiegand and Mr. Salvatori; STIC payments were included; and no value was attributed to the non-competition covenant or performance-based equity and long-term compensation provided to Messrs. Brock and Salvatori and Ms. Wiegand as reasonable compensation for services rendered prior to the change in control, thus potentially reducing the estimated value of the excise tax.

Understanding Our Change in Control and Employment Termination Tables and Information

This section provides information regarding our agreements, plans and programs, which provide for benefits to be paid to our NEOs in connection with employment termination and/or a change in control of the company, or with respect to Messrs. Brock and Salvatori and Ms. Wiegand with respect to CCR.

Severance Pay Plan

After the separation, we did not adopt a formal severance plan, but maintained a policy covering all of our salaried employees, including our NEOs, that have been with the company for a minimum of one year. The policy provides a severance benefit equal to one week of compensation for each full year of continuous service completed with CEIX (including prior service with our former parent, CNX), with a minimum of 8 weeks and a maximum of 25 weeks. The

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Understanding Our Change in Control and Employment Termination Tables and Information

benefit is payable in the event of involuntary termination of employment absent cause, as determined in the sole discretion of the company. Calculation of the benefit is made on the basis of base salary (or straight time) excluding any bonus, incentive or overtime compensation. Employees terminated under the policy are not eligible for any benefit unless and until such employee executes, and does not revoke a release, deemed satisfactory by the company, waiving any and all claims (to the extent legally permissible) against CEIX, its affiliates, subsidiaries and any related parties.

RSUs

Awards granted before separation. All shares subject to RSU awards issued under the Omnibus Performance Incentive Plan (the “Omnibus Plan”) that were originally granted by CNX prior to the separation and converted into CEIX awards as a result of the separation will vest in full upon a termination of employment other than for “cause” (as defined in our plan) related to:

•	Incapacity Retirement under the CEIX Pension Plan; or

•	Death.

Also, if an NEO’s employment is terminated for “cause” or if the NEO breaches the non-competition or proprietary information covenants, then, in addition to awards being cancelled with respect to any unvested shares, the NEO will also forfeit all of his or her right, title and interest in and to any shares which have vested under existing awards and which are held by him at that time or are otherwise subject to deferred issuance. To the extent an NEO has sold any of his or her vested shares within the six-month period ending with the date of the NEO’s termination for “cause” or breach of the non-competition or proprietary information covenants or at any time thereafter, then the NEO will be required to repay to CEIX, within 10 days after receipt of written demand from CEIX, the cash proceeds received upon each such sale, provided the demand is made by CEIX within one year after the date of that sale. In the event employment is terminated because of a reduction in force, the NEO will not be subject to the non-competition and certain non-solicitation provisions contained in the award agreement.

RSU awards, whether or not vested, vest upon a change in control as defined in the Omnibus Plan, unless otherwise provided for in an award agreement.

Awards granted on December 12, 2017. For RSU awards issued by CEIX post separation, such awards vest on a pro rata basis only in the event of a termination of employment other than for “cause” as follows:

•	Incapacity Retirement under the CEIX Pension Plan;

•	Death;

•	Involuntary termination of NEO’s employment by CEIX absent cause; or

•	Attainment of age 50.

In these circumstances, the NEO is entitled to retain a prorated portion of the RSUs based on the ratio of the number of completed months that the NEO worked during the vesting period. Any remaining portion of the award is forfeited. Similar to the pre-separation RSUs, if an NEO is terminated for “cause” or breaches the restrictive covenants relating to confidentiality, non-competition or non- solicitation, all unvested shares covered by the award are immediately forfeited and any vested shares are subject to recoupment by CEIX within one year after CEIX’s discovery of the NEO’s breach of any covenant.

Full vesting of RSU awards will occur in a change of control scenario as follows. If an acquirer assumes the RSU awards, and within two years following the change in control, the NEO terminates employment by reason of death, Disability, after reaching age 50, or if the assuming company terminates the NEO’s employment without cause, the RSUs shall vest in full. In the event of a change of control where the RSUs are not assumed, the RSUs shall immediately vest and be settled as soon as practicable.

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EXECUTIVE COMPENSATION INFORMATION

Understanding Our Change in Control and Employment Termination Tables and Information

PSUs

All PSUs granted before separation. Any PSU awards shown in the tables were initially issued by CNX, converted into CEIX awards and adjusted to preserve their pre-separation value, as a result of the separation and will vest either in full or on a pro rata basis (as noted below) upon a termination of employment other than for “cause” (as defined in our plan) related to:

•	Attainment of age 62 (pro rata vesting only);

•	Death (full vesting);

•	Disability (pro rata vesting only); or

•	Qualifying Separation (full vesting).

In all cases, the NEO will be entitled to retain the PSUs and receive payment therefor, only to the extent the PSUs are earned and payable, as approved by the Compensation Committee after evaluating the company’s actual performance against the performance goals attached to such awards at the end of the performance period. In the case of a termination on or after the NEO attaining the age of 62 or on account of Disability, the NEO’s prorated award shall be based on the ratio of the number of completed months that the NEO worked in the performance period.

With respect to outstanding PSUs granted prior to 2017, the termination provisions generally are the same, except that (i) there will be no Qualifying Separation and (ii) if an NEO’s employment terminates by reason of a reduction in force as specified and implemented by CEIX prior to any payment date, the NEO will be entitled to retain the PSUs and receive payment, to the extent earned and payable.

PSU awards, whether or not vested, vest upon a change in control as defined in the Omnibus Plan, unless otherwise provided for in an award agreement. However, with respect to outstanding PSU awards, upon a change in control, the applicable performance goals will be deemed to have been achieved on such date and the PSUs will be paid based on performance relative to such goals as of such date, with the value of such PSUs to be settled on the closing date of the change in control transaction; provided, however, that in the event of a change in control, PSUs may be settled in cash and/or securities or other property.

CCR Phantom Units

In the event that an NEO’s employment with CCR terminates for any reason (including in connection with a change in control), all unvested phantom units that have not vested prior to or in connection with such termination of service will automatically be forfeited by the NEO without further action, except as otherwise provided for in any agreement between CEIX, CCR and the NEO.

Omnibus Performance Incentive Plan Definitions

The following definitions and provisions are set forth in our plan:

Cause is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to CEIX, deliberately and repeatedly violated the rules of CEIX or the valid instructions of the Board or an authorized officer of CEIX, made any unauthorized disclosure of any previously undisclosed material secrets or confidential information of CEIX, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to CEIX.

Change in control means (unless otherwise provided for in an equity award agreement) the earliest to occur of:

•

any one person (other than the company, trustee or other fiduciary holding securities under an employee benefit plan of the company and any company owned, directly or indirectly, by the shareholders of the company in substantially the same proportions as their ownership of company stock), or more than one person acting as a group, is or becomes the “beneficial owner” of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the company’s shares;

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Understanding Our Change in Control and Employment Termination Tables and Information

•

a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•

the sale of all or substantially all of the company’s assets; provided, however, that, in addition to the foregoing, such event must also qualify as a change in control event within the meaning of Treas. Reg. Section 1.409A-3(i)(5)(i) with respect to the Company.

Disability is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12-consecutive calendar months) to perform for CEIX or an affiliate of CEIX substantially the same services as he or she performed prior to incurring the incapacity or injury.

CCR 2015 Long-Term Incentive Plan Definitions

The definitions of cause and disability set forth in the CCR 2015 Long-Term Incentive Plan (the “CCR Plan”) are substantially identical to the definitions set forth in the Plan (substituting “CEIX” for “CCR”). With respect to the CCR Plan, the board of the General Partner is responsible for determining whether a finding of “Cause” exists.

Supplemental Retirement Plan

If a participant’s employment with CEIX or any subsidiary terminates for cause (which is defined in the Supplemental Retirement Plan to include a violation of any non-solicitation, non-competition or non-disclosure provision contained in any agreement entered into by and between a participant and CEIX or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant agrees by participating in the Supplemental Retirement Plan that within 10 days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a change in control (as described below).

Further, the participant will be entitled to receive the vested benefits in a lump sum payment if the participant’s employment is terminated after, or in connection with, a change of control (as defined in the Supplemental Retirement Plan) on account of:

•	an involuntary termination associated with a change in control within the two year period after the change in control, or

•

a termination by CEIX other than for cause or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a change in control occurs or (B) is required by a third party who initiates a change in control.

The benefit will be calculated as if the participant terminated on the date of the change in control, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with CEIX. See “Understanding our Pension Benefits Table” beginning on page 55 for more information regarding the Supplemental Retirement Plan.

New Restoration Plan

In the event a participant in the New Restoration Plan terminates employment with CEIX and its subsidiaries in connection with a change in control (as defined in the New Restoration Plan), the participant is entitled to a contribution to the New Restoration Plan for the year in which the termination occurs. If such termination occurs prior to September 30 of a calendar year, then such contribution will be based upon the participant’s base salary and target bonus for the year and, if such termination occurs on or after September 30 of a calendar year, such contribution will be based upon the participant’s base salary and actual bonus for the year. Notably, the same

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Understanding Our Change in Control and Employment Termination Tables and Information

contribution treatment applies for participants who incur an involuntary termination of employment due to death, disability, incapacity retirement or reduction in force, and the same compensation treatment for terminations that occur on or after September 30 applies to participants who voluntarily resign from employment. If a participant’s employment terminates on account of “cause” (as defined in the New Restoration Plan), no benefits will be payable under the plan. Additionally, each participant agrees by participating in the New Restoration Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of New Restoration Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment.

Agreements in Place During 2017 (Change in Control and Retention)

As of December 31, 2017, only Messrs. Brock and Salvatori and Ms. Wiegand were covered by change of control agreements. These agreements were initially adopted by and between CNX, the General Partner, and CONSOL Pennsylvania Coal Company LLC (the CONSOL Companies) and were assigned by CNX to CEIX pursuant to the terms of the EMA in connection with the separation on November 28, 2017. While Messrs. Khani and McCaffrey had previously been covered by change in control agreements with CNX, their agreements were not assigned and terminated as of the separation date, November 28, 2017. However, Mr. McCaffrey was covered by a Retention Agreement, which was assigned to CEIX under the terms of the EMA in connection with the separation, which is described immediately below.

Retention Agreement for Mr. McCaffrey. In March of 2016, CNX entered into a retention agreement with Mr. McCaffrey, which was assigned to CEIX under the terms of the EMA in connection with the separation effective as of November 28, 2017. The agreement included a commitment to accelerate all outstanding equity awards made to Mr. McCaffrey under the CNX 2017 Long-Term Incentive Plan so long as the executive remained employed with CNX or its subsidiaries, or CEIX (as a result of the EMA) through December 31, 2017. In particular, the agreement provided that all equity awards granted to him under the 2017 CNX LTIP including CCR LTIP would vest on December 31, 2017, and in the case of any PSU awards, such awards would continue to be subject to the attainment of any performance goals as determined by the compensation committee after the end of the applicable performance period. The agreement also included a prior commitment to vest any outstanding options and PSU awards as of December 31, 2016 subject to the satisfactory attainment of certain performance metrics.

2017 Change in Control Agreements for Messrs. Brock and Salvatori and Ms. Wiegand. These change in control agreements provide severance benefits to these NEOs if they are terminated (i) for any reason, other than cause (as defined below), death or disability, that occurs not more than three months prior to or within two years after a change in control, or is requested by a third party initiating the change in control or (ii) within the two-year period after a change in control, if the executive is constructively terminated (as defined below).

Under the two circumstances described above, each of these NEOs would be entitled to receive:

•	a lump sum cash payment equal to a multiple of base salary plus a multiple of incentive pay (the multiple, in each case, for Mr. Brock is 2.0, for Ms. Wiegand is 1.5 and for Mr. Salvatori is 1.5);

•	a pro-rated payment of the NEO’s incentive pay for the year in which termination occurs;

•	for a specified period (18 months), the continuation of medical and dental coverage (or monthly reimbursements in lieu of continuation);

•

if the NEO would have been eligible for post-retirement medical benefits had the NEO retired from employment during the applicable period, but is not so eligible due to termination, then at the conclusion of the benefit period, the NEO is entitled to receive additional continued group medical coverage comparable to that which would have been available under the post-retirement program for so long as such coverage would have been available under such program, or the NEO will receive monthly reimbursements in lieu of such coverage;

•

a lump sum cash payment equal to the total amount that the NEO would have received under CONSOL Energy’s 401(k) plan as a match if the NEO was eligible to participate in the 401(k) plan for a specified period after the NEO’s termination date (18 months) and the NEO contributed the maximum amount to the 401(k) plan for the match;

– 2018 Proxy Statement	65

EXECUTIVE COMPENSATION INFORMATION

Understanding Our Change in Control and Employment Termination Tables and Information

•

a lump sum cash payment equal to the difference between the present value of the NEO’s accrued pension benefits at the NEO’s termination date under CEIX qualified defined benefit pension plan and (if eligible) any plan or plans providing nonqualified retirement benefits and the present value of the accrued pension benefits to which the NEO would have been entitled under the pension plans if the executive had continued participation in those plans for a specified period after the NEO’s termination date (18 months);

•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

•

any amounts earned, accrued or owing but not yet paid as of the NEO’s termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans or programs.

In addition, upon a change in control, all equity awards granted to each of Messrs. Brock and Salvatori, and Ms. Wiegand will become fully vested and/or exercisable on the date the change in control occurs and all stock options and/or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement.

The change in control agreements contain confidentiality, non-competition and non-solicitation obligations pursuant to which each of Messrs. Brock and Salvatori and Ms. Wiegand have agreed not to compete with the business for one year, or to solicit employees for two years, following a termination of employment, when such NEO is receiving severance benefits under the change in control agreement.

No payments or benefits are provided under the change in control agreements unless the NEO executes, and does not revoke, a written release of any and all claims (other than for entitlements under the terms of the change in control Agreement or which may not be released under the law).

For purposes of the change in control Agreements, “cause” is a determination by the board of directors of CEIX that the NEO has:

(a)	been convicted of, or has pleaded guilty or nolo contendere to, any felony or any misdemeanor involving fraud, embezzlement or theft; or

(b)

wrongfully disclosed material confidential information, intentionally violated any material express provision of CEIX’s code of conduct for executives and management employees (as then in effect) or intentionally failed or refused to perform any of the NEO’s material assigned duties, and any such failure or refusal has been demonstrably and materially harmful to CEIX.

Notwithstanding the foregoing, the NEO will not be deemed to have been terminated for “cause” under clause (b) above unless the majority of the members of CEIX’s Board of Directors, plus one additional member of such Board, find that, in its good faith opinion, the NEO has committed an act constituting “cause,” and such resolution is delivered in writing to the NEO.

For purposes of the change in control agreements, a change in control generally means:

(a)

a transfer of ownership of assets or interests comprising more than 75% of the book value of the Pennsylvania Mining Operations segment on CEIX’s books as of September 30, 2016 (other than to us or our subsidiaries or to other CEIX subsidiaries);

(b)	CEIX fails to control, directly or indirectly, our general partner; or

(c)	a change in control of CEIX (if at that time CEIX does not control our general partner).

For purposes of the change in control agreements, a “constructive termination” means:

(a)	a material adverse change in position;

(b)	a material reduction in annual base salary or target bonus or a material reduction in employee benefits;

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EXECUTIVE COMPENSATION INFORMATION

Understanding Our Change in Control and Employment Termination Tables and Information

(c)

a material adverse change in circumstances as determined in good faith by the NEO, including a material change in the scope of business or other activities for which the NEO was responsible prior to the change in control, which has rendered the NEO unable to carry out, has materially hindered the NEO’s performance of, or has caused the NEO to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position the NEO held immediately prior to the change in control;

(d)

the liquidation, dissolution, merger, consolidation or reorganization of CEIX or transfer of substantially all its business or assets, unless the successor assumes all duties and obligations of CEIX under the applicable change in control agreement; or

(e)	the relocation of the NEO’s principal work location to a location that increases the NEO’s normal commute by 50 miles or more or that requires travel increases by a material amount.

– 2018 Proxy Statement	67

Accountants and Audit

Committee

Audit Committee Report

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP (“E&Y”), CEIX’s independent registered public accounting firm, the audited financial statements of CEIX for the fiscal year ended December 31, 2017 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with E&Y the matters required to be discussed under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (Auditing Standard No. 1301 – Communications with Audit Committees) relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the registered public accounting firm’s activities or access to requested information and any significant disagreements with management.

The Audit Committee also has received the written disclosures regarding E&Y’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm that firm’s independence from CEIX and its subsidiaries.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in CEIX’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Members of the Audit Committee:

John T. Mills, Chairman

William P. Powell

Edwin S. Roberson

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CEIX under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that CEIX specifically incorporates the Report by reference therein.

68	– 2018 Proxy Statement

ACCOUNTANTS AND AUDIT COMMITTEE

Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The following table presents fees billed for professional audit services rendered by E&Y in connection with its audits of CEIX’s annual financial statements for the year ended December 31, 2017 and fees for other services rendered by E&Y during those periods, excluding the fees billed to CCR.

2017 (E&Y Fees)

Audit Fees	$420,600

Audit-Related Fees	$—

Tax Fees	$—

All Other Fees	$1,995

Total	$422,595

As used in the table above, the following terms have the meanings set forth below.

Audit Fees

The fees for professional services rendered in connection with the audit of CEIX’s annual financial statements, for the review of the financial statements included in CEIX’s Quarterly Reports on Form 10-Q, for the audit of certain financial statements included in CEIX’s Form 10 and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

There were no audit-related fees for tax related work for the year ended 2017.

Tax Fees

There were no professional services for tax related work for the year ended 2017.

All Other Fees

The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These fees were for publications and online subscriptions.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee, or the chairperson of the Audit Committee, must preapprove all audit and non-audit services provided to CEIX by its independent registered public accounting firm. The Audit Committee must consider whether such services are consistent with SEC rules on auditor independence. All of the services performed by E&Y in 2017 were pre-approved by the Audit Committee of ParentCo.

– 2018 Proxy Statement	69

Proposal No. 2 – Ratification of

Appointment of Independent

Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of CEIX’s independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm for CEIX for the fiscal year ended December 31, 2018. The Board now recommends that CEIX’s stockholders ratify this appointment.

Neither CEIX’s governing documents nor the law require stockholder ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CEIX and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

70	– 2018 Proxy Statement

Proposal No. 3 – Approval of

Executive Compensation

Pursuant to Section 14A of the Exchange Act, CEIX is required to provide its stockholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executive officers. Accordingly, we ask our stockholders to vote “FOR,” on an advisory basis, the compensation paid to our named executive officers in 2017, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to CEIX’s named executive officers, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby APPROVED.”

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term stockholder value;

•	includes stock-based compensation, which encourages our named executive officers to act as owners of CEIX;

•	is tied to overall corporate performance, and financial and operational goals (annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk-taking; and

•	provides a competitive total pay opportunity.

The Compensation Committee reviews the compensation programs for our executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read “Compensation Discussion and Analysis” beginning on page 31, and the tabular compensation disclosures and accompanying narrative discussion beginning on page 50. The Compensation Discussion and Analysis discusses our executive compensation philosophy, programs and objectives, while the tabular compensation disclosures and accompanying narrative discussion provide detailed information on the compensation of our named executive officers.

We are asking our stockholders to indicate their support for the compensation paid to our named executive officers in 2017 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our stockholders the opportunity to express their views on the compensation paid to our named executive officers in 2017. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executive officers, and the philosophy, policies and practices described in this Proxy Statement.

As an advisory vote, your vote will not be binding on CEIX, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which are responsible for designing and administering CEIX’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our named executive officers in 2017, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN 2017, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

– 2018 Proxy Statement	71

Proposal No. 4 – Frequency of

Future Advisory Votes on Executive

Compensation

In addition to providing stockholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executive officers in Proposal No. 3 above, in accordance with SEC rules, CEIX is also required to provide its stockholders with the opportunity to cast an advisory vote to determine the frequency of future advisory stockholder votes on compensation paid to the named executive officers. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration, the Compensation Committee and the Board believe that an annual frequency (i.e., every year) is the optimal frequency for the advisory vote on compensation of our named executive officers. We believe this frequency will continue to enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our Proxy Statement, leading to more meaningful and timely communication between CEIX and our stockholders on the compensation of our named executive officers.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal: “1 year,” “2 years,” “3 years,” or “abstain.”

This say-on-frequency vote is advisory, and therefore not binding on CEIX, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by stockholders, and will consider the option that receives the most votes in determining the frequency of future advisory votes on compensation of our named executive officers.

The Board of Directors recommends stockholders vote for a frequency of every “1 year”.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION OF EVERY “1 YEAR”.

72	– 2018 Proxy Statement

Related Party Policy

and Procedures and Related

Party Transactions

Our Board adopted a written Related Person Transaction Policy and Procedures providing for the review and approval or ratification of related person transactions with directors, nominees for director and executive officers and certain of their family members (the “related persons”). A copy of the policy is available on our website at www.consolenergy.com.

Under the policy, prior to entering into a potential related person transaction (which generally is a transaction in excess of $120,000 involving CEIX and a related person), the director, director nominee or executive officer must notify our Chief Financial Officer and General Counsel of the material facts regarding the transaction. If our Chief Financial Officer and General Counsel determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the Audit Committee) for approval. The Audit Committee or its chairman, as applicable, will consider all relevant facts and circumstances available, including the terms of the transaction and terms that would be available to unrelated parties, the benefits to the company, and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or its chairman, as applicable, will also inform our Nominating and Corporate Governance Committee of any related person transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members, as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and seeking approval in accordance with the policy. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or its chairman, as applicable, for ratification or other action. Our Audit Committee also reviews, on an annual basis, ongoing related person transactions having a remaining term of more than six months or that are in excess of $120,000. We also require that officers and directors complete annual director and officer questionnaires and adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.

No reportable transactions existed during 2017, and there are currently no such proposed transactions, except as described below.

Separation-Related Agreements with CNX

Prior to the completion of our separation from CNX on November 28, 2017, CNX was our sole stockholder. Because CNX owned more than 5% of our common stock during part of 2017, CNX is deemed to be a “related person” even though CNX ceased to hold any shares of CEIX common stock upon completion of the separation. In order to effect the separation and provide a framework for CEIX’s relationship with CNX after the separation, CEIX and its affiliates and CNX and its affiliates entered into several agreements and modified or amended existing agreements previously in place, which are described below.

•

Separation and Distribution Agreement. CEIX and CNX entered into a Separation and Distribution Agreement on November 28, 2017, which governs the overall terms of CEIX’s separation from CNX. Generally, the Separation and Distribution Agreement sets forth the agreements between CEIX and CNX regarding the principal actions needed to be taken in connection with the separation of CEIX from CNX, including the distribution of CEIX common stock by CNX to its stockholders. The Separation and Distribution Agreement also determined which assets and liabilities CEIX would take as its coal business and which assets and liabilities CNX would retain. The Separation and Distribution Agreement also set forth other agreements that govern certain aspects of CEIX’s ongoing relationship with CNX following the

– 2018 Proxy Statement	73

RELATED PARTY TRANSACTION POLICY AND PROCEDURES AND RELATED PARTY TRANSACTIONS

separation, and contains terms governing the allocation of legal claims and liabilities, the release of claims between CNX and CEIX, and the indemnification obligations following the separation.

•

Transition Services Agreement. CEIX and CNX entered into a Transition Services Agreement on November 28, 2017, which sets forth the terms on which CEIX and CNX and their respective affiliates provide each other, on an interim, transitional basis, various services, including, but not limited to, employee benefits administration, information technology services, regulatory services, general administrative services and other support services. Based on current assumptions, the cost of the services to be provided by each party is estimated to be approximately $2.0 million for services provided by CNX to CEIX and less than $200,000 for services provided by CEIX to CNX.

•

Tax Matters Agreement. CEIX and CNX entered into a Tax Mattes Agreement on November 28, 2017, which governs the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, tax refunds, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. Furthermore, the Tax Matters Agreement imposed certain restrictions on CEIX and its subsidiaries that are designed to preserve the tax-free status of the distribution and certain related transactions.

•

Employee Matters Agreement. CEIX and CNX entered into an Employee Matters Agreement or EMA on November 28, 2017, which allocated between the parties the liabilities and responsibilities with respect to certain employment matters, employee compensation and benefits plans and programs, and other related matters. The EMA outlines the compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company following the separation. The EMA also governs the treatment of equity-based awards granted by CNX prior to the separation that continue to be held by CEIX employees following the separation.

•

Intellectual Property Matters Agreement. CEIX and CNX entered into an Intellectual Property Matters Agreement on November 28, 2017 which provides for the assignment by CNX to CEIX of certain intellectual property, software and technology dedicated to CEIX’s business. It also required that CNX license to CEIX, and CEIX license to CNX, certain intellectual property, in each case pursuant to separate license agreements.

Relationship with CONSOL Coal Resources LP (CCR)

Following the separation, we are the sponsor of CONSOL Coal Resources LP (NYSE: CCR) and we own approximately 59.1% of the limited partnership interests in CCR and a 1.7% general partner interest in CCR through our wholly owned indirect subsidiary CONSOL Coal Resources GP, LLC (the “General Partner”).    Prior to the separation, CNX owned these partnership interests as well as 100% of the equity of the General Partner.

The General Partner manages CCR’s operations and activities through its officers and directors. Messrs. Brock, Khani and Rothka and Ms. Wiegand serve as executive officers of both CEIX and the General Partner. In addition, Messrs. Brock, Khani, Salvatori and Ms. Lackovic (an employee of CEIX) serve as directors of the General Partner.

•

Partnership Agreement and Distributions. Our relationship with CCR is governed under the terms of CCR’s Third Amended and Restated Partnership Agreement. Under the terms of the partnership agreement, CCR makes quarterly cash distributions to its unitholders, including us as the holder of approximately 60% of the limited partnership units and 1.7% of the general partnership units. If distributions exceed the minimum quarterly distribution and other higher target distribution levels, CEIX is entitled to increasing percentages of the distributions, up to 48% of the distributions above the highest target distribution level. During 2017, CCR distributed approximately $33.5 million with respect to the limited partnership interests that we hold and $1 million with respect to the general partner interest (including incentive distribution rights), of which CNX received $34.5 million as the holder of these interests prior to the separation. Assuming CCR generates sufficient distributable cash flow to support the payment of the full minimum quarterly distribution on all of its outstanding units for four quarters, the General Partner would receive an annual distribution of approximately $1.0 million on the 1.7% general partner interest, and we would receive an annual distribution of approximately $34.0 million on our common units and subordinated units.

74	– 2018 Proxy Statement

RELATED PARTY TRANSACTION POLICY AND PROCEDURES AND RELATED PARTY TRANSACTIONS

•

Operating Agreement with CCR Relating to the Pennsylvania Mining Complex. In connection with CCR’s initial public offering in July 2015 (the “IPO”), CONSOL Pennsylvania Coal Company LLC (“CPCC”), Conrhein Coal Company (“Conrhein”) and CONSOL Thermal Holdings LLC (“CONSOL Thermal”) entered into the Pennsylvania Mine Complex Operating Agreement. Under this agreement, CONSOL Thermal (a wholly owned subsidiary of CCR) agreed to serve as the operator and assumed the management control over the day-to-day operations of the Pennsylvania Mining Complex for the life of the mines. Any liabilities arising from the operation of the Pennsylvania Mining Complex that are not the result of CONSOL Thermal’s gross negligence or willful misconduct are borne by CONSOL Thermal and other CEIX subsidiaries pro rata in relation to such person’s ownership percentage of the Pennsylvania Mining Complex. Prior to the separation, ParentCo was the sole owner of CPCC and Conrhein. These subsidiaries were transferred to CEIX as part of the separation. Under the operating agreement, CONSOL Thermal invoices CPCC and Conrhein on a monthly basis for its pro rata share of the costs associated with the operation of the Pennsylvania Mining Complex. The total amount invoiced in 2017 was approximately $416.2 million. In connection with the separation, CPCC, Conrhein, CONSOL Thermal and CCR entered into the Second Amendment to the Pennsylvania Mine Complex Operating Agreement dated July 7, 2015, as amended by the First Amendment thereto. The Second Amendment to the Pennsylvania Mine Complex Operating Agreement Amendment amended the agreement to permit CCR to enter into the Affiliated Company Credit Agreement and to make certain other required changes.

•

Omnibus Agreement. In connection with CCR’s IPO, ParentCo entered into an omnibus agreement with CCR, the General Partner and certain of ParentCo’s subsidiaries that address the following matters: (1) CCR’s payment of an annual administrative support fee, initially in the amount of $9.4 million (prorated for the first year of service), for the provision of certain administrative support services by ParentCo and its affiliates; (2) CCR’s payment of an annual executive support fee, in the amount of $0.7 million, for the provision of certain executive support services by ParentCo and its affiliates; (3) CCR’s obligation to reimburse ParentCo for the provision of certain management, operating, and investor relation services by it and its affiliates; (4) CCR’s obligation to reimburse ParentCo for all other direct or allocated costs and expenses incurred by us in providing general and administrative services (which reimbursement is in addition to certain expenses of the General Partner and its affiliates that are reimbursed under the Partnership Agreement); and (5) certain indemnities, as described below, from ParentCo and CCR.

In connection with a transaction completed on September 30, 2016 with ParentCo, CCR and certain other subsidiaries of ParentCo (the “First Drop Down”), ParentCo, CCR, the General Partner and certain other subsidiaries of ParentCo entered into a First Amended and Restated Omnibus Agreement. On November 28, 2017, in connection with the separation, the General Partner, CCR, CNX, CEIX and certain of its subsidiaries entered into the First Amendment to the First Amended and Restated Omnibus Agreement to, among other things (i) add CEIX as a party to the existing omnibus agreement; (2) effect an assignment of all of ParentCo’s rights and obligations under the existing omnibus agreement to CEIX and remove CNX as a party to and, except with respect to CNX’s obligations under Article II of the agreement, eliminate all of CNX’s obligations under, the agreement, as amended; and (3) make certain adjustments to the indemnification obligations of the parties.

So long as CEIX controls the General Partner, the omnibus agreement will remain in full force and effect. If CEIX ceases to control the General Partner, the omnibus agreement may be terminated, provided that the indemnification obligations will survive any such termination in accordance with their terms.

Payment of administrative support fee, executive support fee and reimbursement of expenses. CCR pays CEIX an administrative support fee in the amount of $2.3 million for the provision of certain administrative support services for its benefit, including: financial and administrative services (including treasury, accounting and internal audit); information technology; legal services; human resources; tax matters; payroll services; procurement services; government relations, governmental compliance and public affairs; analytical and engineering services; business development services; risk management services; health, environmental, safety and security services; real property and land management; permitting and bonding services; market services; logistics management; and operational reporting. However, in connection with the First Drop Down, the First Amended Omnibus Agreement also amended CCR’s obligations to CEIX with respect to the payment of the annual administrative support fee and reimbursement for the provision of

– 2018 Proxy Statement	75

RELATED PARTY TRANSACTION POLICY AND PROCEDURES AND RELATED PARTY TRANSACTIONS

certain management and operating services provided by CEIX, in each case to reflect structural changes in how those services are provided to CCR by CEIX.

CCR also pays CEIX an executive support fee for the provision of certain executive support services for its benefit, which was $1.0 million for 2017. The administrative support fee may change each calendar year, as determined by CEIX in good faith after consultation with the General Partner, to accurately reflect the degree and extent of the general and administrative services provided to CCR and may be adjusted to reflect, among other things, the contribution, acquisition or disposition of assets to or by CCR or to reflect any change in the cost of providing general and administrative services to CCR due to changes in any law, rule or regulation applicable to CEIX and its affiliates or to CCR, including any interpretation of such laws, rules or regulations. In addition, CCR will reimburse CEIX and its affiliates for all reasonable direct and indirect costs and expenses incurred by CEIX or its affiliates in connection with the provision of certain management, operating and investor relation services (“management services”) to the General Partner, CCR and CCR’s subsidiaries, including the compensation and employee benefits of employees of CEIX or its affiliates (and any employment, payroll or similar taxes related thereto), to the extent, but only to the extent, such employees perform management services for the benefit of the General Partner, CCR or its subsidiaries. This includes CEIX stock-based compensation expense and net of any re-allocated partnership equity compensation expense, as determined by CEIX pursuant to its reasonable allocation procedures and methodologies.

Under the omnibus agreement, CCR also reimburses CEIX for all other direct and allocated costs and expenses incurred by CEIX in providing these services to CCR, including salaries, bonuses and benefits costs, for certain officers of CEIX, including those who also serve as officers and directors of the General Partner. This reimbursement will be in addition to CCR’s obligation to reimburse the General Partner and its affiliates for certain costs and expenses incurred on its behalf for managing and controlling its business and operations as required by our Partnership Agreement.

Indemnification. CEIX will indemnify CCR for certain liabilities, including those relating to: (1) the consummation of the transactions contemplated by the contribution agreement; (2) all tax liabilities attributable to the assets contributed to CCR in connection with the IPO in July 2015 and to the assets contributed to CCR in connection with the First Drop Down in September 2016; (3) certain operational and title matters, including the failure to have (i) the ability to operate under any governmental license, permit or approval or (ii) such valid title to the contributed assets, in each case, that is necessary for CCR to own or operate any contributed assets in substantially the same manner as owned or operated by CEIX prior to the contribution; (4) except to the extent resulting from CCR’s breach of the operating standard in the operating agreement, CEIX’s ownership of its retained 75% interest in and to the Pennsylvania Mining Complex; (5) certain liabilities retained by CEIX; (6) CEIX’s gross negligence or willful misconduct in connection with the provision of general and administrative services or management services under the omnibus agreement; and (7) a breach by CEIX of the employee services agreement, the contract agency agreement, the water supply and services agreement, the terminal and throughput agreement and/or the cooperation and safety agreement.

CCR will indemnify CEIX for certain liabilities, including those relating to: (1) the use, ownership or operation of CCR’s assets, including certain environmental liabilities; (2) any liabilities incurred by CEIX (i) under the employee services agreement or the contract agency agreement, (ii) in connection with CEIX’s performance of services under the water supply and services agreement or the terminal and throughput agreement or (iii) by CCR’s breach of the cooperation and safety agreement; and (3) CCR’s operation of the Pennsylvania Mining Complex under permits and/or bonds, letters of credit, guarantees, deposits and other pre-payments held by CEIX.

Under the omnibus agreement, certain indemnification by CEIX will be limited to liabilities identified prior to the third anniversary of the closing of CCR’s IPO or the First Drop Down. Certain of CCR’s and CEIX’s indemnification obligations will be subject to a deductible of $1.0 million per claim. For purposes of calculating the deductible, a “claim” will include all liabilities that arise from a discrete act or event. There is no limit on the amount for which CEIX or CCR will indemnify under the omnibus agreement once the deductible is met.

76	– 2018 Proxy Statement

RELATED PARTY TRANSACTION POLICY AND PROCEDURES AND RELATED PARTY TRANSACTIONS

•

Affiliated Credit Agreement with CCR. In connection with the separation, CEIX entered into an Affiliated Company Credit Agreement with CCR and certain of its subsidiaries. The Affiliated Company Credit Agreement provides for a revolving credit facility in an aggregate principal amount of up to $275 million to be provided by CEIX, as lender, to CCR and its subsidiaries as borrowers. In connection with the completion of the separation, CCR made an initial draw of $201 million (the largest amount of principal outstanding since inception), the net proceeds of which were used to repay CCR’s outstanding debt under its prior revolving credit agreement with PNC Bank. The Affiliated Company Credit Agreement matures on February 27, 2023. CCR’s obligations under the Affiliated Company Credit Agreement are guaranteed by CCR’s subsidiaries and secured by substantially all of the assets of CCR and its subsidiaries. Loans extended under the Affiliated Company Credit Agreement bear interest at a rate as determined by the total net leverage ratio at the time interest is charged; the interest rate was 4.25% as of March 12, 2018. As of March 12, 2018, $193.6 million of principal was outstanding. Through March 12, 2018, CCR has paid $0.8 million in interest and has repaid a total of $7 million of principal.

•

Employee Services Agreement. Through CCR’s subsidiary CONSOL Thermal, CCR entered into an employee services agreement with CPCC, a subsidiary of CEIX. Under the employee services agreement, CPCC, subject to CCR management, direction and control, provides personnel to mine and process coal from the Pennsylvania Mining Complex and perform the operational services that CCR is charged with providing under the operating agreement described above. The employees of CPCC are not CCR’s employees, and CPCC has the sole and exclusive responsibility to pay and provide benefits for such employees.

Pursuant to the employee services agreement, CCR reimburses CPCC monthly for (i) all direct third-party costs and expenses actually incurred by CPCC in providing operational services, including royalties required to be paid on the coal mined, certain taxes applicable to the coal and coal workers, per-ton reclamation fees or taxes and penalties imposed by any governmental authority for violation of any law or regulation arising out of CPCC’s performance of the operational services, except to the extent such penalties were as a result of CPCC’s gross negligence or willful misconduct, (ii) salary, benefits and other compensation costs of CPCC’s employees performing the operational services to the extent such employees are performing the operational services; and (iii) market rate rental fees for use of CPCC’s assets in performing the operational services, if any. CCR paid approximately $64.9 million to CPCC for such reimbursed expenses for the year ended December 31, 2017.

•

Cooperation and Safety Agreement. CCR, on behalf of itself and CPCC and Conrhein, entered into a cooperation and safety agreement with a wholly owned subsidiary of CEIX pursuant to which CCR, in its capacity as operator of the Pennsylvania Mining Complex, will coordinate mining activities relating to the Pennsylvania Mining Complex with the drilling and development activities of those subsidiaries of CEIX that own oil and natural gas interests in and around the Pennsylvania Mining Complex. On November 28, 2017, in connection with the separation, CCR and the other parties to the cooperation and safety agreement entered into an amendment to such agreement to make certain necessary changes to reflect the separation.

•

Contract Agency Agreement. Through CCR’s subsidiary, CONSOL Thermal, CCR entered into a contract agency agreement with CONSOL Energy Sales Company (“CES”), a subsidiary of CEIX. Under the contract agency agreement, CES, at CCR’s direction and subject to CCR’s control, acts as agent to market and sell the coal produced from the Pennsylvania Mining Complex and administers CCR’s existing coal purchase and sale contracts, including any extensions or renewals thereof, and any new coal purchase and sale contracts for the sale of coal produced from the Pennsylvania Mining Complex. On November 28, 2017, in connection with the separation, CONSOL Thermal, CES and certain other parties entered into the First Amendment to Contract Agency Agreement to amend the terms of the contract agency agreement to remove from the terms of the agreement certain contracts and parties that pertain to operations of CNX related to natural gas sales.

The administration of these coal purchase and sale contracts includes CES’s making elections, enforcing rights, executing coal sale confirmations and invoicing, in each case at CCR’s direction and with respect to the coal reserves attributable to CCR’s interests and CES’s interest in the Pennsylvania Mining Complex. CES will cause all revenues under these coal purchase and sale contracts to be deposited directly into CCR’s account.

– 2018 Proxy Statement	77

RELATED PARTY TRANSACTION POLICY AND PROCEDURES AND RELATED PARTY TRANSACTIONS

•

Terminal and Throughput Agreement. Through CCR’s subsidiary CONSOL Thermal, CCR entered into a terminal throughput agreement with CONSOL Marine Terminals, LLC, a subsidiary of CEIX. Under the terminal and throughput agreement, CCR has the option, but not the obligation, to transport or to cause to be transported through CONSOL Marine Terminal up to 5 million tons of coal each calendar year for a terminal fee of $4 per ton of coal transported through the CONSOL Marine Terminal, plus certain standard fees for long-term or excess storage of coal at the Baltimore Marine Terminal, re-handling services at the Baltimore Marine Terminal (if CCR elects such services) and certain fees related to the docking and undocking of vessels at the Baltimore Marine Terminal. The per ton terminal fee and other fees may be reasonably escalated by the owner of the Baltimore Marine Terminal on a quarterly basis based on changes in the volume of coal shipped through the Baltimore Marine Terminal and increases in operating costs at the terminal.

•

Water Supply and Services Agreement. CCR is party to a water supply and services agreement with CNX Water Assets LLC (“CNX Water Assets”) a wholly owned subsidiary of CEIX, pursuant to which it has the option, but not the obligation, to (i) acquire water from CEIX for a fee of $3.50 per thousand gallons of water (the supply fee), in an amount up to 600 gallons per minute and (ii) cause CEIX to treat and dispose of water produced from the Pennsylvania Mining Complex for a fee of $1.91 per thousand gallons of water (the treatment fee). The supply fee is subject to a renegotiation based on market conditions at the end of the initial term, and the treatment fee is subject to annual renegotiation based on market conditions and operating costs of the water treatment facility. The water supply and services agreement has an initial term of five years and will automatically renew for additional one-year terms unless terminated by either party on not less than 30 days’ prior notice. On November 28, 2017, in connection with the separation, CNX Water Assets and CONSOL Thermal Holdings LLC entered into an amendment to the water supply and services agreement to revise and remove certain services provided under the agreement, revise the payment terms to require CNX Water Assets to deliver invoices no later than 30 days after the end of each calendar month for the water supply fees incurred during the prior calendar month, to revise the arbitration provisions applicable to the agreement and to make certain other immaterial changes.

78	– 2018 Proxy Statement

Securities Authorized for Issuance

Under the CONSOL Energy Inc.

Equity Compensation Plan

The following table summarizes CEIX’s equity compensation plan information as of December 31, 2017.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders as of December 31, 2017	857,530(1)	$—(2)	1,707,724

Equity compensation plans not approved by security holders	—	—	—

Total	857,530(1)	$—(2)	1,707,724

(1)

Of this total, 285,191 shares are subject to outstanding RSUs, 43,319 shares are subject to outstanding deferred stock units, 529,020 shares are subject to outstanding PSUs (assuming maximum payout in each case).

(2)	The weighted-average exercise price does not take into account the RSUs, deferred stock units or PSUs.

– 2018 Proxy Statement	79

Additional Matters

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a stockholder for inclusion in the proxy statement and form of proxy for the 2019 annual meeting must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Secretary of CEIX at our principal executive office no later than November 28, 2018. Any such proposal should be addressed to the Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317. Please see additional information below regarding the content of proposals.

CEIX’s Amended and Restated Bylaws require that all stockholder matters to be submitted for consideration at the 2019 annual meeting, but not included in CEIX’s proxy statement, including any stockholder proposal not submitted under Rule 14a-8 or any director nomination, be received by the Secretary of CEIX by written notice no later than the close of business on February 8, 2019, and no earlier than the close of business on January 9, 2019, together with certain information specified in the bylaws.

If the date of the 2019 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2018 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by CEIX.

General Information Regarding the Requirements for Stockholder Nominations of Directors

Any stockholder desiring to nominate an individual for election as a director of CEIX must follow the process described above and submit to the Secretary the information required by Sections 2.9 and 2.10 of the bylaws (a copy of which will be provided to any stockholder upon written request to the Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made, and (iii) a written representation and agreement of the nominee in the form provided by the Secretary upon written request.

In addition, CEIX may require the stockholder to provide such further information as it may reasonably request.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address and the same last name by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. CEIX and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or CEIX that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to

80	– 2018 Proxy Statement

ADDITIONAL MATTERS

receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or CEIX if holding registered shares. CEIX will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. To request householding, stockholders should notify their broker or CEIX. Requests should be addressed to the Investor Relations department of CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317, or may be made by calling CEIX at (724) 485-3300:

•	to receive a separate copy of the Internet Notice (or the annual report and proxy statement) for this meeting;

•	to receive separate copies of those materials for future meetings; or

•	if stockholders sharing an address wish to request delivery of a single copy of the Internet Notice (or annual report and proxy statement) if now receiving multiple copies of such materials.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By the Order of the Board of

Directors of CONSOL Energy Inc.

– 2018 Proxy Statement	81

Appendix A

Reconciliation of Non-GAAP Measures

STIC 2017. The 2017 STIC program that was designed to reward and retain executives who devoted substantially all of their time and efforts toward the management and operation of the Pennsylvania Mining Complex. The 2017 STIC plan payout was based on Coverage Ratio of CONSOL Coal Resources LP (“CCR”) and Dropdowns of ownership interest of the Pennsylvania Mining Complex into CCR.

PSUs (2015-2017). The 2015-2017 PSU awards were designed to comply with Section 162(m) of the Code with respect to Messrs. Brock and Khani by containing objective, performance-based three-year cumulative conditions of TSR and ROCE of our former parent, CNX. The TSR relative to the S&P 500 was not achieved. The actual TSR was at the 4th percentile which did not meet the goal of the 25th percentile for a 50% payout. The ROCE metric was achieved at 11.43% which exceeded the 8.0% threshold for a 200% payout. The ROCE goal was calculated as provided below under “Calculations for the 2015-2017 PSUs.”

Calculations of Adjusted EBITDA, Free Cash Flow, and ROCE. We define Adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. ROCE is defined as return on capital employed. Free Cash Flow is defined as net cash provided by operations less capital expenditures plus proceeds from the sale of non-core assets.

Calculations for the 2017 Performance Period of the STIC

•

Coverage Ratio. The Coverage Ratio was calculated as the actual distributable cash flow divided by the minimum distributions for 2017, as defined in CCR’s partnership agreement. We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as Unit Based Compensation, less net cash interest paid and maintenance capital expenditures. Actual distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow is net income. We define Coverage Ratio as a ratio of the actual distributable cash flow to the minimum distributions per the CCR’s partnership agreement.

•

Dropdowns. As a result of the separation, the Compensation Committee substituted the impact of the completion of the separation for the percentage of the Pennsylvania Mining Complex Dropdowns in calculating the 2017 STIC. This was done in recognition that our former parent, CNX, included the Dropdown performance measure as a goal to accomplish the separation. Given that the separation transaction was successfully accomplished the Dropdown goal was deemed by the committee to have been successfully achieved.

Calculations for the 2015-2017 PSUs. ROCE for CNX was calculated as a three-year average. On an annual basis, ROCE was calculated using (A) net income plus after-tax cost of interest as the numerator (without regard to: (i) fluctuations in natural gas and coal prices from those prices used in the CNX board-approved profit objective; (ii) the effect of changes in accounting principles; (iii) expenses associated with reorganizations and/or restructuring programs, including, but not limited to, reductions in force (pursuant to ASC 420) and early retirement incentives; (iv) the impairment of tangible or intangible assets (pursuant to ASC 360); (v) all gains or losses on sales of assets; and (vi) any extraordinary, unusual, or infrequent items reported in CNX’s earnings release) and (B) net assets (average of current and prior year-end balance: total assets minus total liabilities plus all interest-bearing debt) as the denominator.

– 2018 Proxy Statement	A-1

APPENDIX A

GAAP Reconciliations – Coverage Ratio of 2017 STIC Program and ROCE Goal of the 2015-2017 PSUs

COVERAGE RATIO 2017 (000 OMITTED)

Coverage Ratio
Net income of CONSOL Coal Resources LP	$40,464
Plus:
Interest Expense	9,309
Depreciation, Depletion and Amortization	41,437
Loss on Extinguishment of Debt	2,468
Stock/Unit Based Compensation	5,873
Adjusted EBITDA	$99,551
Less:
Cash Interest	8,224
Distributions to Preferred Units	5,553
Maintenance Capital Expenditures	19,496
Actual Distributable Cash Flow	$66,278
Minimum Distributions	$50,982
Coverage Ratio	1.30

ROCE TABLE (000 OMITTED)

CNX Resources Corporation	2015	2016	2017
Total Assets	$11,292,273	$10,056,941	$9,372,830
Less: Total Current Liabilities	$(1,416,943)	$(1,310,476)	$(900,216)
Add: Current Portion of Debt	$6,926	$9,325	$20,797
Less: Long-Term Liabilities	$(4,782,707)	$(4,348,127)	$(4,395,140)
Add: Long-Term Portion of Debt	$2,995,791	$2,755,137	$2,917,366
AVERAGE CAPITAL EMPLOYED	$8,095,340	$7,162,800	$7,015,637
Net Income	$(364,475)	$(839,148)	$347,483
Income Tax Expense (Benefit)	$(134,425)	$(163,556)	$(91,996)
Effective Tax Rate	26.94%	16.31%	(36.01)%
Financing Costs:
Interest on Third-Party Debt	$194,091	$185,711	$167,641
All Other Financing Costs	$17,447	$17,825	$16,251
Total Financing Costs	$211,538	$203,536	$183,892
Total Financing Costs (After-Tax)	$154,541	$170,336	$114,749
Add: Adjustment for Flux in Gas Prices	$84,041	$435,682	$523,387
Add: Adjustment for Flux in Coal Prices	$140,323	$494,998	$359,557
Add: Adjustment for Reorganizations	$7,760	$4,061	$3,713
Add: Adjustment for Unusual, Infrequent, or Non-Recurring Items	$306,075	$698,602	$(171,714)
EARNINGS EXCLUDING FINANCING COSTS	$328,265	$964,531	$1,177,175
Average Capital Employed	$8,095,340	$7,162,800	$7,015,637
YTD ROCE	4.05%	13.47%	16.78%
3-YEAR AVERAGE ROCE	11.43%

A-2	– 2018 Proxy Statement

APPENDIX A

AVERAGE CASH MARGIN PER TON SOLD

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average cash margin per ton to coal revenue, the most directly comparable GAAP financial measure for each of the periods indicated (in thousands, except for per ton information).

	Years Ended December 31,
	2017	2016
Coal Revenue	$1,187,654	$1,065,582
Operating and Other Costs	886,709	877,177
Less: Other Costs (Non-Production)	(129,620)	(186,492)
Cash Cost of Coal Sold	757,089	690,685
Depreciation, Depletion and Amortization	172,002	178,122
Less: Depreciation, Depletion and Amortization (Non-Production)	(15,001)	(23,745)
Cost of Coal Sold	$914,090	$845,062
Total Tons Sold	26,091	24,605
Average Revenue Per Ton Sold	$45.52	$43.31
Average Cash Cost Per Ton Sold	29.02	28.09
Depreciation, Depletion and Amortization Costs Per Ton Sold	6.01	6.26
Average Cost Per Ton Sold	35.03	34.35
Average Margin Per Ton Sold	10.49	8.96
Add: Depreciation, Depletion and Amortization Costs Per Ton Sold	6.01	6.26
Average Cash Margin Per Ton Sold	$16.50	$15.22

– 2018 Proxy Statement	A-3

APPENDIX A

FREE CASH FLOW

Free cash flows are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

	Years Ended December 31,
	2017	2016
Net Cash Provided by Operations	$248,110	$329,107
Capital Expenditures	(81,413)	(53,600)
Proceeds from Sales of Assets	24,582	7,842
Free Cash Flow	$191,279	$283,349

A-4	– 2018 Proxy Statement

Image on front cover depicts CONSOL's Pennsylvania Mining Complex located in Greene County, Pennsylvania.

CONSOL ENERGY
AMERICA'S ENERGY STARTS HERE.

Image on right depicts the CONSOL Marine Terminal situated in Baltimore, Maryland, which exports coal to Europe, South America, Africa, India and East Asia.

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 9, 2018. Vote by Internet • Go to www.envisionreports.com/CEIX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in • Follow the instructions provided by the recorded message X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — 1. The Board recommends a vote FOR all nominees. Election of Class I Directors: 01—James A. Brock 02—Alvin R. Carpenter + Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 For All EXCEPT—To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 2. The Board recommends a vote FOR Proposal 2. 4. The Board recommends a vote for 1 YEAR on Proposal 4. For Against Abstain 1 Year 2 Years 3 Years Abstain Ratification of Appointment of Independent Auditor: Approval, on an Advisory Basis, of the Frequency of Ernst & Young LLP. Future Advisory Votes on Executive Compensation. 3. The Board recommends a vote FOR Proposal 3. For Against Abstain Approval, on an Advisory Basis, of Compensation Paid to CONSOL Energy Inc.‘s Named Executive Officers in 2017. PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. 1UPX + 02S1KD

YOUR VOTE IS IMPORTANT Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — CONSOL Energy Inc. + PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2018 PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James A. Brock, Kurt R. Salvatori and Martha A. Wiegand, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Stockholders of CONSOL Energy Inc., as the undersigned may be entitled to vote at the Annual Meeting of Stockholders of CONSOL Energy Inc. to be held on May 9, 2018 at 8:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present. This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted “FOR” the election of nominees in proposal 1, “FOR” ratification of Ernst & Young LLP in proposal 2, “FOR” the approval, on an advisory basis, of compensation paid to CONSOL Energy Inc.‘s named executive officers in 2017 in proposal 3, and for “1 Year” regarding the approval, on an advisory basis, of the frequency of future advisory votes on executive compensation in proposal 4, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. +